                                                                  Exhibit D-1.10

                                 March 31, 2000


The Honorable David P. Boergers
Secretary
Federal Energy Regulatory Commission
888 First Street, N.E.
Washington, D.C.  20426

      Re:     American Electric Power Company and
              Central and South West Corporation
              Docket Nos. EC98-40-000, et al.

Dear David P. Boergers:

              By separate filing of even date the Applicants' in the above referenced proceeding reported to the Commission regarding the manner in which they propose to implement certain of the interim mitigation measures required by the Commission's March 15, 2000 Order. Attached to this letter, please find a description of the means by which the Applicants' will implement the interim energy sales discussed at pages 27-28 of the Order.

              Copies of this filing are being served on all parties to the restricted service list.

                                Very truly yours,



                                Clark Evans Downs

                                 March 31, 2000

Honorable David P. Boergers
Secretary
Federal Energy Regulatory Commission
888 First Street, N.E.
Washington, D.C. 20426
      Re:     American Electric Power Company and
              Central and South West Corporation
              Docket Nos. EC98-40-000, et al.

Dear Mr. Boergers:

              In accordance with Ordering Paragraph (B) of the Commission's March 15, 2000 order in the referenced proceeding ("Merger Order"), American Electric Power Company ("AEP") and Central and South West Corporation ("CSW") (collectively, the "Applicants") hereby submit their compliance filing describing their plan to implement certain of the interim mitigation measures required by the Merger Order. The Commission required that these interim mitigation measures be submitted prior to the consummation of the merger.

              Among other things, the Merger Order required the Applicants to implement two interim mitigation measures that would be in place from the date that the merger is consummated through the date that the AEP transmission system ("AEP East") is subject to the operational control of a Commission-approved RTO. First, the Merger Order required that AEP implement independent calculation and posting of Available Transmission Capability ("ATC"). Consistent with these directives, American Electric Power Service Corporation ("AEPSC")(1) has engaged Southwest Power Pool, Inc. ("SPP") to make independent ATC calculations and postings.(2) In addition, SPP will have the additional responsibility for performing the OASIS function of disposing of transmission service requests for customers (including marketers affiliated with AEP) seeking service over the AEP East zone. The Merger Order also required the Applicants to put in place an independent monitor that would review the effects of AEP's generation dispatch on the loading of the AEP East zone's constrained transmission facilities. For the monitoring requirement, AEPSC has entered into an agreement with Dr. Douglas
R. Bohi, who will be responsible for overseeing the implementation of the attached Monitoring Plan under which Dr. Bohi's team will review data of transmission constraints, the effectiveness of redispatch to alleviate such constraints, and the impacts of redispatch on the volume and price of energy before and after redispatch.


--------

1 AEPSC is a service company that provides various services for the AEP utility operating companies.

2 For informational purposes, the Applicants have attached a copy of the agreement between AEPSC and SPP (the "SPP Agreement").

         Each aspect of the compliance plan is discussed below. Submitted with this compliance filing are (i) the Affidavit of Nicholas A. Brown, Senior Vice President and Corporate Secretary of Southwest Power Pool, Inc. ("Brown Affidavit"), and (ii) the Affidavit of Dr. Douglas R. Bohi, Vice President at Charles River Associates ("Bohi Affidavit").

         A. The SPP Agreement

         The SPP Agreement sets out the scope of the services that SPP will undertake for AEPSC in connection with the administration of AEPSC's open access transmission tariff ("OATT") for services in the AEP East zone. The scope of SPP's responsibilities and a description of the SPP and how it satisfies the Commission's independence requirement are more fully described in the Brown Affidavit. Mr. Brown, who is a Senior Vice President and Corporate Secretary of SPP, will have overall management responsibility for overseeing the administration of the SPP Agreement and will directly supervise those SPP managers that will have day-to-day implementation responsibilities.

         The SPP is an independent regional reliability council, security coordinator, and tariff administrator for the interconnected electric systems in the Southwest part of the United States. SPP currently administers the SPP regional tariff that provides for all the services required under FERC's Proforma tariff. In addition, SPP is responsible for performing calculations of Total Transmission Capability ("TTC") and ATC, posting TTC and ATC and other required information on the SPP OASIS, processing all requests for transmission service under the tariff, and serving as the security coordinator for the region. As the Commission is aware, on December 30, 1999, SPP filed in Docket No. EL00-39 a petition seeking recognition as an Independent System Operator consistent with Order 888, and as a Regional Transmission Organization fully compliant with the requirements of Order 2000. As described in that filing and in Mr. Brown's affidavit, while CSW has one member on the twenty-one member SPP board, under the governance structure, no single company or sector (such as transmission owners) can band together to force or veto any board action.

         The AEP East zone is not within the SPP, but two of the CSW operating utilities (Southwestern Electric Power Company and Public Service Company of Oklahoma) do operate within the SPP. As such, the SPP tariff provides for service over the systems of those two CSW utilities. However, as Mr. Brown explains, SPP's employees have completely severed any prior relationships with member utilities. Thus, no SPP employees have any affiliation with the CSW utilities and no CSW employees have any role in administering the SPP regional tariff or in calculating or posting ATCs. Moreover, CSW and SPP employees perform pursuant to the Standards of Conduct which, consistent with Order 889, are on file with the Commission.

                  Under the SPP Agreement, SPP has agreed to calculate and post on the AEP OASIS short-term and long-term ATC, and to process requests for transmission service under the AEP OATT. SPP will perform these functions until AEPSC transfers operational control of the AEP transmission system to a FERC-approved RTO. Upon termination of the Agreement, SPP will work with AEPSC on the transition to the RTO. The SPP Agreement provides that SPP will perform the agreed-upon functions in accordance with Good Utility Practice, and to conform to the applicable NERC and East Central Area Reliability Coordination Agreement ("ECAR") rules and regulations as well as to AEPSC's specific reliability requirements and guidelines.

Mr. Brown explains that the SPP personnel that will perform the functions under the SPP Agreement will be experienced transmission operators that are familiar with the AEP transmission system and the ECAR region in general. This is extremely important in order to preserve reliability and limit disruption to the greatest extent possible, especially considering that AEPSC will be transferring important and integral functions for a large and comprehensive transmission system such as that in the AEP East zone on the eve of the summer peak system.

         Prior to the actual time that SPP begins performing these functions, SPP will establish operating protocols and practices, and will begin installing equipment and establishing communication links necessary for SPP to perform the required functions without interruption. The SPP Agreement further provides for AEPSC to supply SPP all data that SPP deems necessary to perform the functions, and enables SPP to enter into various hardware and software leases or licensing agreements with AEPSC as SPP determines necessary.

         In addition, the SPP Agreement requires that the required functions be performed only by SPP employees. However, in order to ensure that SPP has access to persons with broad knowledge of the AEP transmission system and expertise in the ECAR rules and protocols, it is imperative that SPP have the ability and discretion to seek to hire AEPSC employees to carry out the various functions under the SPP Agreement. It should be stressed, however, that any former AEPSC employees hired by SPP immediately will sever their employment with AEPSC (although they will have six months to divest securities in any affiliate of AEPSC). Mr. Brown further explains that no employees that work for SPP and are tasked to implement the SPP Agreement will have any financial interest in AEP (including any affiliates) or in any "market participant" as that term is defined in the new Order 2000 regulations. Likewise, no employees of SPP that are performing any of the functions under the Agreement will share office space with any transmission or marketing employees of AEPSC or any of its affiliates.

         The Applicants submit that the SPP Agreement fully complies with the Commission's requirements as to the TTC/ATC calculations and disposition of transmission requests. SPP is an existing reliability council that already is performing these functions for the transmission-owning utilities in its region. Indeed, SPP has sought recognition as an Order 2000-compliant RTO. SPP is staffed with skilled and highly-skilled personnel who obviously have relevant experience and training in the functions to be provided under the SPP Agreement. Moreover, AEPSC will make available to SPP employees familiar with the AEP system, as well as the data, hardware, and software that SPP deems necessary.

         As to independence, SPP's employees have no financial interest in the CSW utilities and likewise will have none in the AEP utility companies. While SPP employees naturally will need access to AEPSC facilities, such as the control center, the SPP Agreement provides explicitly that those SPP employees that work at the AEPSC facilities will be subject to oversight by SPP managers, will not share office space with AEPSC persons that perform merchant or transmission reliability functions for AEPSC (or any of its affiliates). Finally, all employees of SPP that perform the various functions under the SPP Agreement will be treated as "transmission function employees" under FERC's Order No. 889 Standards of Conduct and, therefore, will be restricted from relating transmission reliability information to merchant employees of AEPSC (or any marketing affiliates). And, all SPP employees are required to abide by the Standards of Conduct which are on file with the Commission.

         B. The Monitoring Plan

         To address the Merger Order's requirements, AEPSC has engaged Dr. Douglas R. Bohi to perform a monitoring function. Dr. Bohi will head a team from Charles River Associates that will develop a plan to monitor to protect against anticompetitive effects in electricity markets until a fully functional RTO is available, and will submit to the Commission reports of its findings, accompanied by supporting data. Dr. Bohi is an expert in the area of competition, market power analysis and energy policy, having formerly served, among other things, as the Chief Economist and Director of the Commission's Office of Economic Policy.

         Consistent with the Merger Order, Dr. Bohi will monitor whether AEP has attempted to create binding transmission constraints with the idea of substantially increasing prices in the wholesale marketplace. (A copy of Dr. Bohi's Monitoring Plan is attached for informational purposes.) As explained in the Bohi Affidavit, such actions potentially could be accomplished through transmission operations and/or through generation operations. Transmission actions, for example, could include unjustifiable deration of transmission facilities, strategically taking facilities out of service, or calling for unjustified line loading relief (TLRs). On the generation side, the strategic action that Dr. Bohi will monitor includes the operation of generating resources out of economic merit or in a manner inconsistent with good utility practice in an effort to create or exacerbate binding transmission constraints, which has the effect of driving up wholesale prices on the constrained side of the facilities.

         In order to determine whether such strategic actions were taken, Dr. Bohi's team routinely will receive and review information relating to AEP's recent operations. Dr. Bohi explains that he contemplates that the monitoring team will review: (i) the hourly output of the AEP generating resources; (ii) transmission limits and deratings for monitored flowgates or other facilities that, during the prior two years, have limited transmission capability; (iii) the hourly flow over such limiting facilities; (iv) generation redispatch and other actions taken by AEPSC to manage transmission congestion; (v) generation and transmission outage data; (vi) information concerning wholesale transactions of AEP (and affiliated) marketers before and after the implementation of TLRs or other congestion management actions, and (vii) information concerning the level of transactions and prices in the market place as a whole before and after AEPSC implements TLRs or other congestion management actions.

         The monitoring team also will develop and utilize various screens and indices for reviewing, correlating and interpreting the various information that is gathered. Dr. Bohi states the monitoring team intends to seek the input of AEPSC, AEP customers, market participants and other interested persons to develop such screens and indices. Should this review and analyses indicate that further investigation is warranted, the monitoring team will gather additional information and, perhaps, seek explanations from AEPSC representatives regarding the matters under investigation. In addition to the information routinely gathered from AEPSC, any interested party (including members of the Commission's staff) may submit requests that the monitoring team investigate specific incidents or activities. The team will review any such requests and conduct further investigations as it deems appropriate.

                  The monitoring team will submit to the Commission semi-annually a report detailing the results of its findings. The report will summarize the data that was reviewed and analyzed, evaluate the performance of the AEP transmission system and the conduct of the AEPSC transmission and generation functions, and comment on the overall impact of AEPSC's transmission and generation activities on the competitive performance of the wholesale market within AEPSC's control area and immediately adjacent areas. In addition, to the extent requested by the Commission, the monitoring team would provide additional reports or address individual inquiries and conduct briefings with the Commission's staff. The reports submitted to the Commission will contain all the findings and will include workpapers and other relevant data necessary to support those findings.

         Applicants submit that the Monitoring Plan meets the criteria specified in the Merger Order and provides the Commission complete assurance that actions taken by AEP that affect constrained transmission facilities will be thoroughly reviewed by an independent and highly qualified monitoring team. Dr. Bohi is a highly respected economist who has assembled a very strong team, none of the members of which has any business affiliation with the Applicants. The Commission will be provided, on a semi-annual basis, a comprehensive report of Dr. Bohi's findings, complete with workpapers and relevant supporting data.

         The Applicants also have attached to this compliance a Notice for Filing for publication in the Federal Register with an accompanying electronic version. This compliance filing has been served on all parties to this proceeding. If you have any questions concerning this filing, please do not hesitate to contact any of the undersigned.


                                                Respectfully submitted,

                                                --------------------------
Clark, Evans Downs                              J.A. Bouknight, Jr.
Martin V. Kirkwood                              Douglas G. Green
Shelby Provencher                               Steven J. Ross
Jones, Day, Reavis & Pogue                      Steptoe & Johnson LLP
51 Louisiana Avenue, N.W.                       1330 Connecticut Ave., N.W.
Washington, D.C. 20001                          Washington, D.C. 20036
(202) 879-3939                                  (202) 429-6222

Attorneys for Central and South
  West Corporation                              Carmen L. Gentile
                                                Thomas L. Blackburn
                                                Bruder, Gentile & Marcoux, LLP
                                                1100 New York Ave., N. W.
                                                  Suite 510 East
                                                Washington D.C. 20005
                                                (202) 783-1350

                                                Attorneys for American Electric
                                                Power Company, Inc.

cc:  Restricted Service List

                            UNITED STATES OF AMERICA
                      FEDERAL ENERGY REGULATORY COMMISSION


American Electric Power Company       )
and                                   )   Docket Nos. EC98-40-000,
Central and South West Corporation    )      ER98-2770-000, and
                                             ER98-2786-000

                                NOTICE OF FILING
                                (April __, 2000)

         On March 31, 2000, American Electric Power Company and Central and South West Corporation made their compliance filing as required under Ordering Paragraph (B) of the Commission's March 15, 2000 order in the referenced dockets. Copies of the filing were served on all parties to the proceeding.

         Any person desiring to be heard or to protest this filing should file a petition to intervene, comments, or protest with the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, D.C. 20426, in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedure (18 CFR
Section 385.211 and 18 CFR Section 385.2 14). All petitions to intervene, comments, or protests should be filed on or before __________________. Comments and protests will be considered by the Commission in determining the appropriate action to be taken, but will not serve to make protestants parties to the proceeding. Any person wishing to become a party must file a petition to intervene. Copies of the filing are on file with the Commission and are available for public inspection. This filing also may be viewed on the Internet at http://www. ferc.fed.us/online/rims.htm (call 202-208-2222 for assistance).

                                        ---------------------------
                                            David P. Boergers
                                                Secretary

                             CERTIFICATE OF SERVICE
                             ----------------------

              I hereby certify that I have this day served the foregoing document on each person designated on the official service list compiled by the Secretary in this proceeding.


             Dated at Washington, D.C. this 31st day of March, 2000.


                                            ------------------------------
                                            Steven J. Ross
                                            Steptoe & Johnson LLP
                                            1330 Connecticut Ave., N.W.
                                            Washington, D.C. 20036
                                            (202) 429-6279

                                                                  EXHIBIT D-1.10

                                    AGREEMENT

         This Agreement is entered into this ___ day of March, 2000, between American Electric Power Service Corporation ("AEPSC"), a New York corporation and Southwest Power Pool, Inc. ("SPP"), an Arkansas non-profit corporation, which are sometimes individually referred to herein as a "Party" and collectively as "Parties".

         WHEREAS, AEPSC is a service company providing services for the affiliated companies of the American Electric Power ("AEP") System, a multistate public utility holding company system registered under the Public Utility Holding Company Act of 1935; and

         WHEREAS the operating companies of the AEP system own, among other things, an integrated electric transmission system, which they use to provide electric service to their customers, and to provide non-discriminatory open access transmission service pursuant to an open access transmission Tariff ("OATT") filed with and subject to the jurisdiction of the Federal Energy Regulatory Commission ("FERC"); and

         WHEREAS, AEPSC as agent for the AEP operating companies, administers the OATT, which administration includes the determination and public posting of Total Transmission Capability ("TTC") and Available Transmission Capability ("ATC"); and the acceptance and approval or denial of reservations for transmission service;

         WHEREAS SPP is an independent Regional Reliability Council, security coordinator, and tariff administrator for interconnected electric systems in the Southwest part of the United States; and

         WHEREAS, in order to fulfill certain conditions specified by the FERC in an Opinion and Order ("Opinion No. 442") conditionally approving a merger between companies of the AEP System and Companies of the Central and South West System ("AEP/CSW Merger"), AEPSC wishes to transfer control of certain functions as described in this Agreement related to its administration of its OATT in the East Zone of its transmission system to an independent party; and

         WHEREAS, SPP is independent from AEPSC, possesses the necessary competency and experience to perform the functions in question and is willing to perform such functions under the terms and conditions of this Agreement;

         NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

         SECTION 1 - SCOPE OF SERVICES.

         1.1 SPP shall perform the following functions on behalf of AEPSC, associated with administration of the OATT in the AEP East Zone: (i) Long-term ATC calculation and posting; (ii) Short-term ATC calculation and posting and
(iii) acceptance and approval or denial of reservations for transmission service.

         SECTION 2 - INDEPENDENCE.

         2.1 All functions shall be performed by employees of SPP. No such employees shall be employed by AEPSC or any affiliate of AEPSC, or have a financial interest in any Market Participant as defined in 18 C.F.R.
Section 35.34(a)(2). Any employee owning securities in any affiliate of AEPSC or any Market Participant shall divest such securities within six months of his or her employment by SPP. Nothing in this section shall be interpreted to preclude any such SPP employee from indirectly owning securities issued by any affiliate of AEPSC or any Market Participant through a mutual fund or similar arrangement (other than a fund or arrangement specifically targeted toward the electric industry or the electric utility industry or any segment thereof) under which the employee does not control the purchase or sale of such securities. Participation in a pension plan of AEPSC or any affiliate of AEPSC or any Market Participant shall not be deemed to be a direct financial interest if the plan is a defined-benefit plan that does not involve ownership of the securities.

         2.2 No employees of SPP performing such functions shall share office space with any transmission/reliability employee or merchant employee of AEPSC or of any affiliate of AEPSC, or those of any Market Participant.

         2.3 All employees of SPP performing functions on behalf of AEPSC under this Agreement shall be treated, for purposes of the FERC's Standards of Conduct set forth in 18 C.F.R. Section 37.4, as the equivalent of transmission/reliability employees of AEPSC, and all restrictions relating to information sharing and other relationships between merchant employees of AEPSC or its affiliates and transmission/reliability employees of AEPSC or its affiliates shall apply to such employees. Such employees shall also abide by the SPP Standards of Conduct.

         SECTION 3 - COMPENSATION, BILLING AND PAYMENT.

         3.1 AEPSC shall reimburse SPP for all reasonable and necessary costs incurred by SPP in performing functions on behalf of AEPSC pursuant to this Agreement. Reimbursable expenses shall include employee salaries and benefits, office space, supplies and equipment, computer hardware and software lease costs and other information technology costs, reasonable travel and other business expenses, legal, accounting and other necessary corporate services [others?]. Such expenses shall be directly assigned to SPP's performance of its responsibilities under this agreement when possible, and shall be based upon time billing or other reasonable allocation methods when such direct assignment is not possible.

         3.2 SPP shall render to AEPSC monthly statements by regular mail, facsimile, electronic mail or other acceptable means. Such statement shall set forth any reimbursable costs incurred during the month in question by SPP. AEPSC shall make payment of the amount shown to be payable by AEPSC by wire transfer to an account specified by SPP not later than the twentieth (20th) day after receipt of the statement, unless such day is not a business day, in which case AEPSC shall make payment on the next business day. All such payments shall be deemed to be made when said wire transfer is received by SPP. Overdue payments shall accrue interest daily at the then current prime interest rate (the base corporate loan interest rate) published in the Money and Investing Section of the The Wall Street Journal, or, if no longer published, in any mutually agreeable publication, plus 2% per annum, from the due date of such unpaid amount until the date paid.

         3.3 Upon the occurrence of a default, SPP may terminate this Agreement. In the event of a billing dispute between the Parties, SPP will proceed to perform its responsibilities under this Agreement as long as AEPSC (i) continues to make all payments not in dispute, and (ii) pays into an independent escrow account the portion of the invoice in dispute, pending resolution of such dispute.

         3.4 SPP shall allow AEPSC access to SPP's books and records, at reasonable times and under reasonable conditions, as necessary to verify transactions and billings under this agreement. SPP's books and records related to this agreement shall be subject to and part of the SPP's annual audit performed under National Accounting Standards with results made available to AEPSC. SPP shall maintain such books and records for one year after termination of expiration of this Agreement or longer if necessary to resolve a pending dispute.

         SECTION 4 - TERM AND TERMINATION.

         4.1 The initial term of this Agreement shall begin on the date that it has been executed by both Parties and shall end on May 31, 2001. During the initial term, the Agreement may be terminated upon three months' notice if AEPSC reasonably determines that the AEP/CSW Merger will not be consummated. SPP shall be compensated for reasonable costs incurred prior to such cancellation. After the initial term, the Agreement shall continue in effect for periods of one month until terminated by AEPSC by giving at least three months' written notice. The Parties may mutually agree to allow a shorter notice period, so long as SPP is compensated for any costs it may incur as a result of such earlier termination.

         4.2 SPP shall begin performing the functions required by Section 1.1 at 1200 hours on the earlier of June 1, 2000 or the date upon which the AEP/CSW Merger is consummated ("Date of Transfer") and shall cease performing such functions at 1200 hours on the date the Agreement expires or is terminated, except as otherwise agreed pursuant to Section 4.4.

         4.3 It is the intent of the Parties to allow the transfer of functions from AEPSC to SPP to occur without any interruption in the normal administration of the OATT. To this end, the Parties shall, prior to the Date of Transfer, cooperate to establish the necessary practices, routines, installation of equipment, establishment of communication links, and all other activities necessary to allow SPP to begin to perform its required functions without any such interruption.

         4.4 The Parties recognize that it is the intention of AEPSC to transfer to the Alliance Regional Transmission Organization ("RTO") the functions being performed by SPP for AEPSC pursuant to this Agreement, when the Alliance RTO becomes operational, which is expected to occur in 2001. The notice and termination provisions in Section 4.1 are intended to facilitate such transfer. The Parties shall cooperate to facilitate the intended transfer, including agreement upon an alternative time at which SPP ceases to perform its required functions under this Agreement, if necessary. AEP shall not give notice of termination except to transfer the functions described in Section 1.1 to an RTO or other independent party.

         4.5 If the FERC places additional conditions on the AEP/CSW merger, or interprets existing conditions in a manner that causes this Agreement to be burdensome to AEPSC, in AEPSC's sole judgment, then the Parties shall negotiate in good faith to amend this Agreement so as to remove such burdens, and if unable to agree on such amendments, AEPSC may terminate this Agreement during the initial term upon three months' notice. SPP shall be compensated for reasonable costs incurred prior to such cancellation.

         SECTION 5 - STANDARD OF PERFORMANCE.

         5.1 SPP shall perform the functions specified in this Agreement in accordance with Good Utility Practice and shall conform to applicable reliability criteria, policies, standards, rules regulations and other requirements of SPP, NERC and the East Central Area Reliability Coordination Agreement ("ECAR"), AEPSC's specific reliability requirements and operating guidelines (to the extent these are not inconsistent with other requirements specified in this paragraph) and all applicable requirements of federal and state regulatory authorities.

         SECTION 6 - DATA, SYSTEMS AND PERSONNEL.

         6.1 AEPSC shall supply to SPP, both initially and throughout the term of this Agreement, all data that SPP deems necessary to perform the functions required to be performed under this Agreement. The Parties shall agree upon the necessary data and the format and manner in which it shall be provided prior to the Date of Transfer.

         6.2 AEPSC shall reimburse SPP in accordance with Section 3 for computer hardware and software and any incremental licensing costs necessary to allow SPP to perform its responsibilities under this Agreement. Such arrangements may involve hardware and/or software lease and/or maintenance agreements with AEPSC, as determined by SPP.

         6.3 The Parties recognize that to allow SPP to begin performing its responsibilities on the Date of Transfer, in accordance with Section 4.3 and 4.4, it may be necessary for it to hire certain personnel who have previously been employed by AEPSC. The Parties shall cooperate to assure, insofar as possible, the availability of such personnel. All such former employees of AEPSC shall comply with the independence requirements set forth in Section 2.

         SECTION 7 - WAIVER OF LIABILITY AND INDEMNIFICATION.

         7.1 SPP, its directors, officers, agents and employees shall not be liable to AEPSC for damages arising out of or related to performance of SPP's obligations under this Agreement; provided, however, that this section shall not apply to actions which are unlawful, undertaken in bad faith, or are the result of gross negligence or willful misconduct.

         7.2 AEPSC hereby agrees to indemnify and hold harmless SPP, its directors, officers, agents and employees against and from any and all claims, demands, causes of action, losses and liabilities (including any cost and expense of litigation and reasonable attorneys fees incurred by SPP in defending any action, suit or proceeding, provided that SPP affords AEPSC a reasonable opportunity in such action, suit or proceeding to conduct SPP's defense and to approve any settlement agreements) for or on account of (i) injury, bodily or otherwise, to, or the death of, persons, or for damage to, or destruction that arises from negligent acts of AEPSC associated with (a) facilities, property and equipment owned or controlled by AEPSC or ifs affiliates, or AEPSC's operation and maintenance thereof; (b) the transmission and delivery of electricity by AEPSC; and (ii) damages arising out of or related to performance by SPP of its obligations under this Agreement, except to the extent that such claims, demands, causes of action, losses and liabilities are attributable to actions of SPP or its directors, officers, agents or employees which are unlawful, undertaken in bad faith, or are the result of gross negligence or willful misconduct.

         SECTION 8 - DISPUTE RESOLUTION.

         8.1 Any dispute under this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in Section 3.13 of the SPP Bylaws. For purposes of such disputes, AEPSC shall be regarded as a "consenting non-member".

         SECTION 9 - DATA MANAGEMENT.

         9.1 "Data" means all information, text, drawings, diagrams, images or sounds which are embodied in any electronic or tangible medium and which are supplied or in respect of which access is granted to SPP by AEPSC under this Agreement

         9.2 "Processes" means software, base data models and operating procedures for software or base data models.

         9.3 SPP acknowledges that AEPSC's Data and Processes are the property of AEPSC and AEPSC hereby reserves all Intellectual Property Rights which may subsist in AEPSC's Data and Processes. SPP shall not delete or remove any copyright notices contained within or relating to AEPSC's Data.

         9.4 Having due regard for the nature of their respective obligations under this Agreement:

               9.4.1 SPP shall use its best efforts to preserve the integrity of AEPSC's Data and Processes, to prevent any corruption or loss of AEPSC's Data, and

               9.4.2 AEPSC shall use its best efforts to preserve the integrity of AEPSC's Data and Processes by, as a minimum, continuing to employ its own established internal procedures in relation to the same.

         9.5 Without limiting the foregoing obligations of either Party, AEPSC shall reasonably assist SPP in establishing measures to preserve the integrity and prevent any corruption or loss of AEPSC's Data, and shall reasonably assist SPP in the recovery of any corrupted or lost data.

         9.6 SPP shall retain and preserve AEPSC's Data until such data is transferred as a result of AEP's membership in an RTO. At the end of the retention period, SPP shall request AEPSC's approval before disposing of AEPSC's Data. If AEPSC refuses to approve of the disposal, SPP may deliver AEPSC's Data retained information to AEPSC at AEPSC's expense.

         SECTION 10 - INSURANCE.

         10.1 SPP shall furnish and require its Sub-contractors to furnish insurance listed in Sections 10.11 through 10.14. Insurance shall be placed with insurance carriers acceptable to AEPSC, such acceptance not to be unreasonably withheld. SPP shall maintain and cause its Sub-contractors to maintain this insurance at all times during the performance of this Agreement:

         10.1.1 coverage for the legal liability of SPP or its Sub-contractors under the workers' compensation and occupational disease law of the state in which the services are performed according to the following:

              10.1.1.1 in the states of Ohio and West Virginia, SPP or its Sub-contractors shall be contributors to the state workers' compensation fund and shall furnish a certificate to that effect.

              10.1.1.2 in states other than Ohio or West Virginia, SPP or its Sub-contractors shall maintain an insurance policy for workers' compensation from an insurance carrier approved for contracting workers' compensation business in the state in which the services are to be performed.

              10.1.1.3 if SPP or its Sub-contractor is a legally permitted and qualified self-insurer in the state in which the Services are to be performed, it may furnish proof that it is such a self-insurer in lieu of submitting proof of insurance.

         10.1.2 commercial general liability insurance with limits of not less than $1,000,000 (one million dollars) each occurrence and aggregate.

         10.1.3 professional liability insurance with a limit of not less than $30,000,000 (thirty million dollars) each occurrence and aggregate, providing coverage for claims arising out of the performance of professional services under this Agreement and resulting from any error, omission, or negligent act for which SPP is held liable. SPP shall maintain this insurance for a minimum period of 5 (five) years after the completion of the Agreement.

         10.1.4 property insurance with a limit of liability necessary to restore and replace all physical and intellectual assets necessary to the Services under this Agreement including AEPSC Data. This insurance shall include, but not be limited to the following coverages:

              10.1.4.1 mechanical breakdown and artificially generated electrical current;

              10.1.4.2 changes in temperature and humidity;

              10.1.4.3 computer viruses;

              10.1.4.4 off-premises services;

              10.1.4.5 transportation of goods;

              10.1.4.6 loss of project (to protect the physical damage to R&D property, as well as additional costs to recreate, restore and reproduce the damaged property);

              10.1.4.7 delayed introduction of product (to protect loss from delays in bringing the Services to AEPSC); and

              10.1.4.8 extended period of indemnity (to extend business income period of indemnity for whatever reasonable time needed to restore/resume operations after a loss).

         10.2 SPP shall submit two copies of certificates of insurance for the insurance provided in Sections 10.1.1 through 10.1.4. Such certificates shall state that the insurance carrier has issued the policies providing for the insurance specified herein, that such policies are in force and that the insurance carrier will give AEPSC 30 (thirty) calendar days prior written notice of any material change in or cancellation of such policies. If Such insurance policies are subject to any exceptions to the terms specified herein, such exceptions shall be explained in full in such certificates. AEPSC may, at its discretion, require SPP to obtain insurance policies that are not subject to any exceptions.

         10.3 Insurance policies written on a "claims-made" basis shall be maintained by SPP or its Sub-contractors for a minimum of 5 (five) years after completion of the Services under this Agreement.

         10.4 SPP and its Sub-contractors shall obtain waivers of subrogation on all their insurance whether required by this Agreement or in excess of the Agreement requirements such waivers shall be for the benefit of AEPSC and its affiliated companies. Notwithstanding the foregoing, AEPSC shall not require waiver of subrogation on commercial general liability, professional liability and workers compensation. Furthermore, AEPSC shall not require waiver of subrogation on SPP and its Sub-contractors business auto policy provided that it follows the industry standard definition of "insured" which includes AEPSC's usage with permission. SPP and its Sub-contractors shall obtain a waiver of subrogation on such policies as property, inland marine and crime.

         SECTION 11 - CONFIDENTIALITY.

         11.1 Both Parties hereby agree that:

         11.1.1 "Confidential Information" means all information designated as such by either Party in writing together with all other information which relates to the business, affairs, products, developments, trade secrets, know-how, personnel, customers and suppliers of either Party or information which may reasonably be regarded as the confidential information of the disclosing Party.

         11.1.2 any person employed or engaged by the Parties (in connection with this Agreement in the course of such employment or engagement) shall only use Confidential Information for the purposes of this Agreement;

                  11.1.2.1 any person employed or engaged by either SPP or AEPSC (in connection with this Agreement in the course of such employment or engagement) shall not disclose any Confidential Information to any third party without the prior written consent of the other.

         11.1.3 both Parties shall take all necessary precautions to ensure that all Confidential Information is treated as confidential and not disclosed (save as aforesaid) or used other than for the purposes of this Agreement by their employees, servants, agents or sub-contractors.

         11.2 The provisions of above Clause shall not apply to any information which:

         11.2.1 is required by the OATT or FERC regulation to be made publicly available;

         11.2.2 is or becomes public knowledge other than by breach of this Clause;


         11.2.3 is in the possession of the receiving Party without restriction in relation to disclosure before the date of receipt from the disclosing Party;

         11.2.4 is received from a third party who lawfully acquired it and who is under no obligation restricting its disclosure;

         11.2.5 is independently developed without access to the Confidential Information, provided that such independent development can be evidenced; or

         11.2.6 is required to be disclosed by law, regulatory authority or stock exchange.

         11.3 AEPSC's Data shall be regarded as Confidential Information and SPP's rights with respect to the use, sale, reproduction, modification and distribution of the same shall be limited to the extent necessary so as to enable SPP to fulfill its obligations under this Agreement.

         11.4 Nothing in this Clause shall prevent SPP or AEPSC from using data processing techniques, ideas and know-how gained during the performance of this Agreement in the furtherance of its normal business, to the extent that this does not relate to a disclosure of AEPSC's Data, any data generated from AEPSC's Data, a disclosure of any Confidential Information, or an infringement by AEPSC or SPP of any Intellectual Properly Right.

         SECTION 12 - FORCE MAJEURE.

         12.1 For the purposes of this Agreement the expression "Force Majeure" shall mean any cause affecting the performance by a Party of its obligations arising from acts, events, omissions, or happening which are beyond its reasonable control including (but without limiting the generality thereof) governmental regulations, fire, flood, or any disaster or a labor dispute.

         12.2 Neither Party shall in any circumstances be liable to the other for any loss of any kind whatsoever including but not limited to any damages whether directly or indirectly caused to or incurred by the other Party by reason of any failure or delay in the performance of its obligations hereunder which is due to Force Majeure. If SPP fails to perform or is delayed in performing due to an act of Force Majeure, AEPSC shall be entitled to a refund of any advance payments made up to the date such Force Majeure event occurs and shall not be required to make further payments until such time as SPP resumes its full performance. Notwithstanding the foregoing, each Party shall use all reasonable endeavors to continue to perform, or resume performance of, such obligations hereunder for the duration of such Force Majeure event. If SPP fails to perform or is delayed in performing its obligations due to Force Majeure, AEPSC may during the period of Force Majeure, utilize a third party to perform SPP's obligations. SPP shall use reasonable efforts to cooperate with AEPSC in effecting a transition to such alternative services.

         12.3 If either of the Parties shall become aware of circumstances of Force Majeure which give rise to or which are likely to give rise to any such failure or delay on its part it shall forthwith notify the other by the most expeditious method then available and shall inform the other of the period which it is estimated that such failure or delay shall continue.

         12.4 It is expressly agreed that any failure by SPP to perform or any delay by SPP in performing its obligations under this Agreement which results from any failure or delay in the performance of its obligations by any person, firm or company with which SPP shall have entered into any such contract, supply arrangement or sub-contract or otherwise, shall be regarded as a failure or delay due to Force Majeure only in the event that (a) such person, firm or company shall itself be prevented from or delayed in complying with its obligations under such contract, supply arrangement or sub-contract or otherwise as a result of circumstances of Force Majeure (b) the contract, supply arrangement or subcontract is essential to SPP's performance and (c) SPP has exercised its best efforts to find substituted goods or services on terms generally equivalent to those agreed under such contract, supply arrangement or sub-contract.

         12.5 If the event of Force Majeure prevents either Party from performing all or a substantial part of its obligations for a consecutive period of 90 (ninety) calendar days then the other Party may terminate this Agreement upon written notice, provided always that SPP shall be reimbursed for all direct costs incurred under this Agreement up to the effective date of such termination, provided always that such costs take account of:

         12.5.1 any recoveries made by SPP pursuant to its insurance policies;
         and

         12.5.2 all charges paid by AEPSC hereunder.

         SECTION 13 - AMENDMENTS TO AGREEMENT.

         13.1 This Agreement shall not be varied or amended unless such variation or amendment is agreed in writing by a duly authorized representative of AEPSC on behalf of AEPSC and by a duly authorized representative of SPP on behalf of SPP.

         SECTION 14 - NOTICES.

         14.1 Notices. Any notice, demand or request required or authorized by this Agreement to be given by one Party to the other Party shall be in writing. It shall either be personally delivered, transmitted by telecopy or facsimile equipment (with receipt verbally and electronically confirmed), sent by overnight courier or mailed, postage prepaid, to the other Party at the address designated in this Article 14. Any such notice, demand or request so delivered or mailed shall be deemed to be given when so delivered or three
(3) days after mailed.

         14.2 Addresses of the Parties. Notices and other communications shall be addressed to:


             AEPSC
             J. Craig Baker
             American Electric Power Service Corporation
             1 Riverside Plaza
             Columbus, Ohio 43215

             SPP
             Nicholas A. Brown
             Southwest Power Pool, Inc.
             415 North McKinley Street
             #700 Plaza West
             Little Rock, AR 72205-3020

         SECTION 15 - MISCELLANEOUS PROVISIONS.

         15.1 Governing Law. This Agreement shall be interpreted, construed, and governed by the laws of the State of Ohio, except to the extent preempted by the law and/or unless a court with jurisdiction rules otherwise, provided, however, that all matters relating to real property or any interest in realty shall be governed by the laws of the State wherein such real property or interest in realty is physically located.

         15.2 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon the Parties, their respective successors and assigns permitted hereunder, but shall not be assignable by a Party, by operation of law or otherwise, without the approval of the other Party which approval shall not be unreasonably withheld, except that no such approval is required as to a successor in the operation of the AEP System's East Zone Transmission Facilities by reason of a merger, consolidation, reorganization, sale, spin-off, or foreclosure, as a result of which substantially all such transmission facilities are acquired by such successor.

         15.3 No Implied Waivers. The failure of a Party to insist upon or enforce strict performance of any of the specific provisions of this Agreement at any time shall not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provisions, rights, or remedies in that or any other instance, or as a waiver to any extent of any specific provision of this Agreement; rather the same shall be and remain in full force and effect.

         15.4 Severability. Each provision of this Agreement shall be considered severable, and if for any reason any provision of this Agreement, or the application thereof to any person, entity, or circumstance, is determined by a court or regulatory authority of competent jurisdiction to be invalid, void, or unenforceable, then the remaining provisions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired, or invalidated, and such invalid, void, or unenforceable provision shall be replaced with a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, void, or unenforceable provision.

         15.5 Renegotiation. If any provision of this Agreement, or the application thereof to any person, entity or circumstance, is held by a court or regulatory authority of competent jurisdiction to be invalid, void, or unenforceable, or if a modification or condition to this Agreement is imposed by a regulatory authority exercising jurisdiction over this Agreement, then the Parties shall endeavor in good faith to negotiate such amendment or amendments to this Agreement as will restore the relative benefits and obligations of the signatories under this Agreement immediately prior to such holding, modification, or condition. If after sixty days such negotiations are unsuccessful, then either Party may terminate this Agreement upon three month's notice.

         15.6 Representations and Warranties. Each Party represents and warrants to other signatories that as of the date it executes this Agreement:

         15.6.1 It is duly organized, validly existing, and in good standing under the laws of the Jurisdiction where organized.

         15.6.2 Subject to any necessary approvals by federal or state regulatory authorities, the execution and delivery by each Party, and the performance of its obligations hereunder have been duly and validly authorized by all requisite action on the part of the signatories. This Agreement has been duly executed and delivered by the Parties, and, subject to the conditions set forth in this Agreement, constitutes the legal, valid, and binding obligation on the part of each Party, enforceable against it in accordance with its terms except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws affecting the enforcement of creditor's rights generally, and by general principles of equity regardless of whether such principles are considered in a proceeding at law or in equity.

         15.6.3 There are no actions at law, suits in equity, proceedings, or claims pending or, to the knowledge of each Party, threatened against such Party before or by any federal, state, foreign or local court, tribunal, or governmental agency or authority that might materially delay, prevent, or hinder the performance by such entity of its obligations hereunder.

         15.7 Further Assurances. Each Party agrees that it shall hereafter execute and deliver such further instruments, provide all information, and take or forbear such further acts and things as may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the provisions of this Agreement.

         15.8 Entire Agreement. This Agreement, including applicable appendices and their duly approved replacements, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement, and no previous oral or written representations, agreements, or understandings made by any officers, agent, or employee of any Party shall be binding on any such Party unless contained in this Agreement or applicable appendices.

         15.9 Good Faith Efforts. Each Party agrees that it shall in good faith take all reasonable actions necessary to permit it and other signatories to fulfill their obligations under this Agreement. Where the consent, agreement, or approval of any Party must be obtained hereunder, such consent, agreement, or approval shall not be unreasonable withheld, conditioned, or delayed. Where any Party is required or permitted to act, or omit to act, based on its opinion or judgment, such opinion or judgment shall not be unreasonably exercised. To the extent that the jurisdiction of any federal or state regulatory authority applies to any part of this Agreement and/or the transactions or actions covered by this Agreement, each Party shall cooperate with all other signatories to secure any necessary or desirable approval or acceptance of such regulatory authorities of such part of this Agreement and/or such transactions or actions.

         15.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, binding upon AEPSC and SPP, notwithstanding that AEPSC, and SPP may not have executed the same counterpart.

         IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute and attest this Agreement, on their respective behalves.

AMERICAN ELECTRIC POWER SERVICE CORPORATION

Henry W. Fayne
-----------------------------------------------
Name of Authorized Representative

Executive Vice President - Financial Services
-----------------------------------------------
Title of Authorized Representative

-----------------------------------------------
Signature of Authorized Representative

-----------------------------------------------
Date of Execution

SOUTHWEST POWER POOL, INC.

Nicholas A. Brown
-----------------------------------------------
Name of Authorized Representative

Senior Vice President and Corporate Secretary
-----------------------------------------------
Title of Authorized Representative

-----------------------------------------------
Signature of Authorized Representative

-----------------------------------------------
Date of Execution

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

American Electric Power Company             )
and                                         )    Docket Nos. EC98-40-000,
Central and South West Corporation          )      ER98-2770-000, and
                                                   ER98-2786-000

                                  AFFIDAVIT OF
                                 DOUGLAS R. BOHI

I.       BACKGROUND

                  1. My name is Douglas R. Bohi. I am a Vice President of Charles River Associates ("CRA"), an economics consulting firm. My business address is Charles River Associates Incorporated, 600 13th Street, N.W., Suite 700, Washington, DC 20005.

                  2. At CRA, I have served as an expert witness before state and federal regulatory agencies on matters involving market power and competition issues, transmission pricing and access, electric utility mergers, and transportation, energy, and environmental policy. Previously, I served as Chief Economist and Director of the Office of Economic Policy at the Federal Energy Regulatory Commission, where I was responsible for developing market-based approaches to electric regulation, and establishing policies for granting utilities authority for charging market-determined prices. Prior to joining CRA, I directed the Energy and Natural Resources Division of Resources for the Future, Washington, D.C. I also have served as a Senior Research Scientist for Economic Policy for the Energy Division of Oak Ridge National Laboratory, and Chairman of the Department of Economics at Southern Illinois University. I have been an active member of the National Research Council Committee on the National

         Energy Modeling System, and I also serve on the editorial board of Resource and Energy Economics. I have written eight books and numerous articles on energy issues. I received my Ph.D. in Economics from Washington State University.

                  3. Under FERC's March 15, 2000 order addressing the proposed merger between American Electric Power Company ("AEP") and Central and South West Corporation ("CSW"), AEP is required to put in place independent monitoring to monitor the effects of the dispatch of AEP generation facilities on constrained transmission facilities and the effects of the redispatch of generation on energy pricing and volume of transactions. The purpose of this Affidavit is to explain the plan that I have developed for American Electric Power Service Corporation ("AEPSC") to perform the monitoring functions required under the merger order (the "Monitoring Plan").

                  4. At the outset I should note that CRA has no corporate or business affiliation with AEP or CSW or any their respective subsidiaries and affiliates. Neither I nor any of my colleagues at CRA has provided advice to the Applicants concerning their proposed merger. Nor have we represented or provided consulting service to any other market participant or competitor or customer of AEP or CSW. For the duration of our service to AEPSC under the Monitoring Plan, we will not undertake additional consulting services for AEP or any affiliate thereof.

                  5. In order to implement the Monitoring Plan, I will be assisted by other senior CRA consultants with extensive industry experience in electric power markets, and power system planning, design, implementation and operations. Indeed, certain of the team members have extensive experience in this area working for large electric utility companies.

II.      THE MONITORING PROPOSAL

                  6. Consistent with the Commission's order, I will implement a monitoring plan to identify strategic actions by AEP to create binding transmission constraints resulting in substantial increases in wholesale prices. Such actions could be accomplished through transmission operations and/or through generation operations. Transmission actions would include unjustifiably derating transmission facilities, strategically taking facilities out of service, and calling for unjustified line loading relief (TLRs). On the generation side, the strategic action that needs to be monitored is the operation of generating resources out of economic merit or in a manner inconsistent with good utility practice in order to create or exacerbate binding transmission constraints, thereby driving up wholesale prices on the constrained side of the facilities.

                  7. In order to determine whether such strategic actions were taken by AEPSC, it will be necessary to routinely receive and review information relating to AEP's recent operations. The type of information that I contemplate that our monitoring team will review is:
         (i) hourly output of the AEP generating resources; (ii) transmission limits and deratings for monitored flowgates or other facilities that, during the prior two years, have limited transmission capability; (iii) the hourly flow over such limiting facilities; (iv) generation redispatch and other actions taken by AEPSC to manage transmission congestion; (v) generation and transmission outage data; and (vi) information concerning the level of transactions and prices charged by AEP (and its affiliates) and in the marketplace as a whole before and after AEPSC implements TLRs or other congestion management actions. We will work with AEPSC to develop and implement data transfer protocols and procedures.

                  8. Our monitoring team also will develop and utilize various screens and indices for reviewing, correlating and interpreting the various information that is gathered. We intend to seek the input of AEPSC, AEP customers, market participants and other interested persons to develop such screens and indices. Should our review and analyses indicate that further investigation is warranted, we will gather additional information and seek explanations from AEPSC representatives regarding the matters under investigation.

                  9. In addition to the information that we expect routinely to gather from AEPSC, any interested party (including members of the Commission's staff) may submit requests that we investigate specific incidents or activities. In this regard, we will develop a communications procedure to facilitate input from market participants. The team will review any such requests and conduct further investigations as it deems appropriate.

                  10. It will also be necessary to put in place procedures to protect the confidentiality of information obtained through the monitoring process. It would be any expectation that, except as required by subpoena or formal process, all the information that is gathered by our monitoring team that otherwise is not publicly available will be treated as strictly confidential and not shared with third parties (other than the Commission and its staff) absent the consent of the entity that produced or prepared the material.

                  11. The monitoring team will submit to the Commission semi-annually a report detailing the results of our findings. The report will summarize the data that we reviewed and analyzed, evaluate the performance of the AEP transmission system and the conduct of the AEPSC transmission and generation functions, and comment on the overall impact of AEPSC's transmission and generation activities on the competitive performance of the wholesale market within AEP's control area and immediately adjacent areas. In addition, to the extent requested by the Commission, we would provide additional reports or address individual inquiries and conduct briefings with the Commission's staff.

Further Affiant sayeth not.

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

American Electric Power Company       )     Docket Nos. EC98-40-000,
and                                   )       ER98-2770-000, and
Central and South West Corporation    )          ER98-2786-000


State of _________________    )
                              )
County of _______________     )

                                  AFFIDAVIT OF

I, ____________________, having first been duly sworn, do hereby depose and state that the foregoing Affidavit of _______________ was prepared by me or under my supervision and that the testimony given therein is true and correct to the best of my information and belief as of the date of this Affidavit.


                                               ------------------------------

Subscribed and sworn before me, a Notary
Public in and for said State and County, this _____ day of March 2000.



------------------------------------
Notary Public

                                                                  March 31, 2000


The Honorable David P. Boergers
Secretary
Federal Energy Regulatory Commission
888 First Street, N.E.
Washington, D.C. 20426
        Re:       American Electric Power Company and
                  Central and South West Corporation
                  Docket Nos. EC98-40-000, et al.

Dear David P. Boergers:

         By separate filing of even date the Applicants in the above-referenced proceeding reported to the Commission regarding the manner in which they propose to implement certain of the interim mitigation measures required by the Commission's March 15, 2000 Order. Attached to this letter, please find a description of the means by which the Applicants will implement the interim energy sales discussed at pages 27-28 of the Order.

         Copies of this filing are being served on all parties to the restricted service list.

                                Very truly yours,


                                Clark Evans Downs

INTERIM ENERGY SALES

         The Commission found that the Applicants' proposal to sell 250 MW of energy and related capacity from the Frontera unit and 300 MW of system energy in the Southwest Power Pool ("SPP") would offer reasonable and effective mitigation of any merger-related increase in Applicants' market power prior to the divestiture of the Frontera and the Northeastern generating facilities. Order at 27. The Commission directed the Applicants to file, prior to consummation of the merger, the terms and conditions under which the Applicants would propose to make the interim sales, including "substantive information about the 'market indicia' that will be used to determine replacement cost when the interim purchaser is unable to purchase replacement energy during a recall event." Order at 28. Only the 300 MW sale in the SPP is subject to recall by Applicants. Term sheets for the SPP and Frontera interim sales, respectively, are attached.

         SPP INTERIM SALE

         The Applicants will offer to sell 300 MW of capacity and associated energy in the SPP on a financially firm basis. The minimum and maximum amounts of capacity the Applicants will sell to any one buyer are 50 MW and 150 MW, respectively. The energy price will be $14.00 for all hours. The successful bidders will be expected to pay a negotiated monthly charge for the right to take the energy to be sold. The initial sales will begin on May 15, 2000 and will continue for a term of 24 months.

         The Applicants may recall all or a portion of the energy to be sold when necessitated by the declaration of a generation emergency. Any such recall will be made only if necessary to maintain adequate power supply for the native load retail and firm power wholesale customers of the CSW operating companies and only after all alternatives to recall, such as cutting interruptible load, discontinuing non-firm energy sales and making purchases from third parties, have been exhausted. If the energy is recalled, the Applicants will compensate the purchaser for the purchaser's replacement cost. The replacement price shall be the actual prices the buyers pay to purchase substitute energy. If the buyers are unable to purchase substitute energy, the market price shall be equal to the published day ahead price for the Into Entergy market or as otherwise mutually agreed.

         The Applicants plan to issue the first solicitation for bids on the 300 MW interim energy sale on or before April 20, 2000 with the goal of executing final contracts no later than May 15, 2000. Applicants will contract only with those purchasers whose control of the energy to be sold will not cause HHI levels to violate the Commission's Appendix A screening criteria.

         ERCOT INTERIM SALE

         The Applicants will carry out their commitment to make interim energy sales out of the Frontera station by the already committed sale of 100 MW to the Lower Colorado River Authority ("LCRA") and the sale of 190 MW to one or more other counter-parties. When, in testimony filed in January 1999, the Applicants committed to sell 250 MW from the Frontera unit as a mitigation measure, the Frontera station was under construction. Frontera has a net summer rated capacity of 470 MW and consists of two nominal 165 MW gas turbine generators and a steam turbine generator. The gas turbines were placed in commercial operation in July 1999. The gas turbines were taken off line last fall to permit the construction of the steam turbine and are expected to be returned to service in April 2000.

         In ERCOT, load serving entities obtain transmission service ("planned capacity transmission service") for a calendar year by designating planned capacity resources to the ERCOT ISO by October 1 of the preceding calendar year. In the summer of 1999, CSW Energy (through its power marketing affiliate) began marketing Frontera capacity for use during the year 2000. These sales efforts were addressed to ERCOT load serving entities that were known to have year 2000 planned capacity needs and who planned to meet those needs through purchased power arrangements. CSW Energy canvassed the ERCOT market including investor-owned utilities, power marketers and those municipal and cooperative utilities known to have year 2000 planned capacity needs. The potential buyers that CSW Energy approached included the following:



-    Alfa/PEGI                             -    Energy Transfer Group

-    Aquila                                -    Garland Power and Light

-    Austin Energy                         -    Lower Colorado River Authority

-    Brownsville (PUB)                     -    LG&E Energy Marketing

-    Bryan Utilities                       -    PECO

-    CFE                                   -    PG&E

-    City of Denton                        -    Reliant Energy (Unregulated)

-    City Public Service (San Antonio)     -    Reliant HL&P (Regulated)

-    Constellation                         -    Sharyland

-    Coral Energy                          -    Southern Energy Marketing

-    Duke                                  -    South Texas Electric Cooperative

-    Dynegy                                -    Tenaska

-    Enron                                 -    Texas-New Mexico Power Company

-    Entergy                               -    TXU

In addition, CSW Energy listed the Frontera capacity on the "New Generation Projects Under Development in ERCOT" section of the ERCOT ISO website. This list is intended to facilitate communication between generators, load serving entities and transmission providers. Several of the entities listed above contacted CSW Energy after viewing this website.

         As the result of this marketing effort, Frontera entered into a contract to sell 180 MW to Tenaska Power Services Co. through December 31, 2000 and a contract to sell 100 MW to LCRA for a term from March 16, 2000 to February 15, 2001. Under the LCRA contract, LCRA pays a price for energy that reflects the marginal operating cost of the Frontera station. The energy pricing is similar to the energy pricing specified in the term sheet for the 190 MW sale. LCRA also pays negotiated capacity charges for the night to take such energy and in the event that the Frontera plant is not available LCRA's capacity payment obligations are reduced. The energy is delivered to LCRA at the plant busbar.

         Applicants will offer to potential bidders an additional 190 MW of Frontera unit contingent capacity and the right to take all the energy associated with such capacity amount under arrangements that will leave Frontera no residual right to energy not scheduled for delivery. Energy will be sold to the purchaser at an energy price equal to the product of a heat rate of 7700 MMBTU/MWh times the Gas Daily Houston Ship Channel Midpoint price for the day of delivery plus $0.07/mmbtu plus a variable O&M charge of $2.25/MWh. In addition, the third-party purchaser will pay a start charge and a negotiated monthly capacity charge.

         The Applicants anticipate they will begin to solicit bids for the 190 MW contract by April 20, 2000 and execute the agreement by May 15, 2000. The initial sales will begin on May 15, 2000 and continue to December 31, 2000. If by December 31, 2000 the Frontera Plant will not have been sold to meet the permanent mitigation provisions of the Commission's order, Frontera will enter into an additional sale consistent with the order of at least 190 MW for a period that will extend at least until the date of Frontera divestiture. Applicants will sell the 190 MW only to those purchasers whose control of the energy to be sold will not cause HHI levels to violate the Commission's Appendix A screening criteria.

                                 SPP ENERGY SALE

                                   OFFERED BY
                             AMERICAN ELECTRIC POWER
                        SERVICE CORPORATION, AS AGENT FOR
                     PUBLIC SERVICE COMPANY OF OKLAHOMA AND
                       SOUTHWESTERN ELECTRIC POWER COMPANY

DESCRIPTION         This is a sale for resale of 300 MW of energy by Public
                    Service Company of Oklahoma ("PSO") and Southwestern
                    Electric Power Company ("SWEPCO") (PSO and SWEPCO are referred to below collectively as "Seller") to ("Buyer").
                    Such sale will be made from the output of Seller's system generation resources. The minimum amount of capacity that will be sold to any one buyer shall be 50 MW. No buyer may purchase more than 150 MW of capacity and associated energy.
                    BUYER MAY NOT RELY ON THE CAPACITY TO BE SOLD HEREUNDER TO
                    MEET THE PLANNING RESERVE RESPONSIBILITY OF AN ENTITY
                    SERVING LOAD IN THE SOUTHWEST POWER POOL ("SPP") AS PSO AND
                    SWEPCO WILL CONTINUE TO COUNT ON SUCH CAPACITY TO MEET THEIR
                    SPP PLANNING RESERVE OBLIGATIONS.

TERM The sale will begin on May 15, 2000. The contract will have a term of 24 months.

CAPACITY PRICING    Respondents to this Offer shall bid Capacity Prices stated
                    in $_______/KW-month for the right to take energy associated with the capacity to be purchased. Buyer bids
                    $____________/KW-month for _____ MW.

ENERGY PRICING      All energy scheduled for delivery hereunder shall be priced at $14.00 for all hours.

RATE CHANGES        The rates for capacity and energy shall be fixed rates that are not subject to change by Seller through a unilateral rate change filing with the Federal Energy Regulatory
                    Commission ("FERC") pursuant to the Federal Power Act.
                    Further, Buyer may not file a complaint with the FERC seeking a reduction in rates or any change in the other terms and conditions of sale pursuant to the Federal Power
                    Act.

ENERGY SCHEDULE     Energy will be available 7x24 and Buyer sale shall be
                    obligated in each hour during the term of the sale to take the amount of energy purchased. Schedules will be in accordance with the scheduling rules of the Southwest Power
                    Pool, or its successor as the OASIS operator for the region.

LIMITED RECALL      Seller may recall all or a portion of the energy to be sold
RIGHTS              when necessitated by the declaration of a generation
                    emergency pursuant to SPP operating guides or the system operating agreement among PSO,

                    SWEPCO and the other CSW operating companies, or similar agreement among the CSW operating companies or their successors in interest. Any such recall will be made only after cutting interruptible load, discontinuing non-firm energy sales and making energy purchases from third parties. If, as the result of such recall, the amount Seller scheduled or delivers in any hour is less than the Contract Quantity, then Seller shall pay Buyer an amount equal to:
                    (i) the product of the amount (whether positive or negative), by which the "Replacement Purchase Price" differs from the Contract Price (Replacement Purchase Price minus Contract Price) and the amount by which the quantity delivered by the Seller is less than the hourly Contract Quantity; plus (ii) the amount of Transmission Charges, if any, for transmission service downstream of the delivery point, which the Buyer incurs to achieve the Replacement Purchase Price, less the reduction, if any, in Transmission Charges achieved as a result of the reduction in Seller's Schedule or delivery (based upon Buyer's reasonable commercial effort to achieve such reduction); plus (iii) costs, limited to Transmission Charges and broker fees caused by the Non-Performing Party's failure to perform. The Replacement Purchase Price is the actual price. In the event that Buyer is unable to purchase replacement energy, the replacement price shall be equal to the day ahead price published for the Into Entergy market or as otherwise mutually agreed by the parties. If the total amount calculated under this provision is less than zero, then neither Party shall pay damages to the other Party. Such damages shall not apply, however, if the failure to deliver is the result of a force majeure event. For the purposes of this provision, a force majeure event shall be an event that is beyond Seller's control that renders Seller unable to deliver the capacity and energy to the delivery point. Such force majeure events shall not include a recall.

DELIVERY POINT(S)   Energy will be delivered at PSO's Northeastern station.
                    Buyer and Seller may agree to an alternate delivery point or a book-out of the transaction.


TRANSMISSION        Buyer shall obtain transmission service and any ancillary
                    services required for transmission of the energy associated with the capacity purchased hereunder on the Seller's transmission system in accordance with the Southwest Power
                    Pool Open Access Transmission Tariff (the "SPP OATT") .
                    Buyer will be responsible for any transmission arrangements for delivery of such energy beyond the Seller's control area.

CONDITIONS          Acceptance of any proposals pursuant to this offer is
PRECEDENT           subject to review of and acceptance of such proposals by
                    AEPSC. AEPSC shall select such proposals from creditworthy counter-parties as, in its judgment, provide maximum value to Seller from the sale of capacity that is offered hereunder. AEPSC must accept proposals for the purchase of all capacity and energy offered hereunder. Any transaction that may result from this offer is contingent upon a favorable credit review of the prospective purchaser by AEPSC. Any such transaction is also contingent upon: (1) negotiation of a definitive agreement that is acceptable to AEPSC and to filing with and acceptance of that agreement by the FERC; and (2) a determination by AEPSC that the sale to the prospective purchaser will not result in a violation of the FERC's Appendix A screening criteria relating to market concentration.

                               CAPACITY AND ENERGY

                                   OFFERED BY
                     FRONTERA GENERATION LIMITED PARTNERSHIP

DESCRIPTION                       This is a sale for resale of 190 MW of
                                  capacity and associated energy by Frontera
                                  Generation Limited Partnership ("Seller") to
                                  ("Buyer"). Such sale will be made from the output of Seller's 470 MW combined cycle generating plant located near Mission, Texas
                                  ("Frontera Plant"). BUYER SHALL NOT RESELL
                                  SUCH CAPACITY AND ENERGY FOR DELIVERY OUTSIDE
                                  OF THE ELECTRIC RELIABILITY COUNCIL OF TEXAS
                                  ("ERCOT").

TERM The initial sale will begin on May 15, 2000 and end December 31, 2000.

CAPACITY PRICING                  Respondents to this Offer shall bid Capacity
                                  Prices stated in $/kW-month for the right to take energy associated with the capacity to be purchased. Buyer bids $_____________/kW-month for ____ MW.

ENERGY TYPE                       ERCOT Interchange Energy Classification
                                  Type D-Unit Contingent

ENERGY PRICING                    All energy scheduled for delivery hereunder
                                  shall be priced as follows:

                                  1. Buyer shall pay to Seller monthly for energy delivered to the Point(s) of Delivery, an amount equal to the sum over every day of the month of the following daily amount: the product obtained by multiplying the sum of Fuel Cost ($/MWh) plus O&M Cost ($/MWh), all as defined below, times the quantity of energy (in MWh) delivered on that day. In addition, Buyer shall pay a start charge, as applicable.

                                  2. Definitions.

                                  "Fuel Cost" shall mean, for any Day, the product of (i) the Fuel Price ($/MMBtu) for such Day and (ii) Heat Rate (MMBtu/MWh)

                                  "Fuel Price," unless otherwise agreed to by the Parties, means the Midpoint, expressed in $/MMBtu, reported in Gas Daily under the heading "Houston Ship Channel," for the day the energy is delivered, plus $0.07/MMBtu. If a Midpoint is not reported for any day energy was to be delivered, the index used to determine the Fuel Price shall be the Midpoint, expressed in $/MMBtu, reported in Gas Daily under the heading "Houston Ship Channel," for delivery on the first day following the day the energy was delivered, plus $0.07/MMBtu.

                                  "Heat Rate" shall be 7700 MMBtu/MWh

                                  "O&M Cost" shall be $2.25/MWh

                                  "Start Charge" shall be 562 mmbtu times Fuel
                                  Price

RATE CHANGES                      Buyer may not file a complaint with the FERC
                                  seeking a reduction in rates or any change in the other terms and conditions of sale pursuant to the Federal Power Act or the Public Utility Commission of Texas pursuant to the Public Utility Regulatory Act of Texas.

ENERGY SCHEDULE                   Buyer will each day provide to Seller by 8:00
                                  a.m. Central Prevailing Time the schedule for delivery of the contract quantity during each hour of the following day. Schedules will be, in accordance with the scheduling parameters of the AEP System Open Access Transmission
                                  Tariff (the "AEP OATT") and the scheduling rules of the ERCOT ISO.

REMEDY FOR FAILURE TO DELIVER     If Seller fails to deliver all or any part of
                                  the energy sold hereunder, Seller shall pay
                                  Buyer an amount equal to the sum of (a) the positive difference, if any, between the contract price of energy to be supplied by Seller and the market price for a corresponding amount of capacity and energy if purchased in a commercially reasonable manner,
                                  (b) any additional transmission costs incurred by Buyer in obtaining substitute energy, and
                                  (c) costs reasonably incurred by Buyer to purchase energy from an alternative source.
                                  Such damages shall not apply, however, if the failure to deliver is the result of a force majeure event. For the purposes of this provision, a force majeure event shall be an event that is beyond Seller's control that renders Seller unable to deliver the capacity and energy to the Delivery Point.

DELIVERY POINT                    Capacity and energy sold hereunder shall be
                                  delivered at the Frontera Plant busbar.

TRANSMISSION                      Buyer shall obtain transmission service and
                                  any ancillary services required for
                                  transmission of the energy associated with the capacity purchased hereunder on the AEP West system in accordance with the AEP OATT. Buyer will be responsible for any transmission arrangements for delivery of such energy beyond the control area of Central Power and Light Company and West Texas Utilities
                                  Company.

CONDITIONS PRECEDENT              Acceptance of any proposals pursuant to this
                                  offer is subject to Seller's review of such proposals. Seller shall select such proposal or proposals from creditworthy counter-parties as, in its judgment, provide maximum value to Seller from the sale of capacity that is offered hereunder. Seller must accept proposals for the purchase of all capacity and energy offered hereunder. Any transaction that may result from this offer is contingent upon a favorable credit review of the prospective purchaser by Seller. Any such transaction is also contingent upon: (1) negotiation of a definitive agreement that is acceptable to the Seller; and (2) a determination by Seller that the sale to the prospective purchaser will not result in violation of the FERC's Appendix A screening criteria relating to market concentration.

J. A. BOUKNIGHT JR.

202.429.6222

JBOUKNIG@STEPTOE.COM











                                 March 31, 2000





The Honorable David P. Boergers

Secretary

Federal Energy Regulatory Commission

888 First Street, N.E.

Washington, D.C.  20426

         Re:      American Electric Power Company and

                  Central and South West Corporation

                  Docket Nos. EC98-40-000, et al.



Dear Mr. Boergers:

         In accordance with Ordering Paragraph (B) of the Commission's March 15, 2000 order in the referenced proceeding ("Merger Order"), American Electric Power Company ("AEP") and Central and South West Corporation ("CSW") (collectively, the "Applicants") hereby submit their compliance filing describing their plan to implement certain of the interim mitigation measures required by the Merger Order. The Commission required that these interim mitigation measures be submitted prior to the consummation of the merger.

         Among other things, the Merger Order required the Applicants to implement two interim mitigation measures that would be in place from the date that the merger is consummated through the date that the AEP transmission system ("AEP East") is subject to the operational control of a Commission-approved RTO. First, the Merger Order required that AEP implement independent calculation and posting of Available Transmission Capability ("ATC"). Consistent with these directives, American Electric Power Service Corporation ("AEPSC")(3) has engaged Southwest Power Pool, Inc.


--------

(3) AEPSC is a service company that provides various services for the AEP utility operating companies.

("SPP") to make independent ATC calcultions and postings.(4) In addition, SPP will have the additional responsibility for performing the OASIS function of disposing of transmission service requests for customers (including marketers affiliated with AEP) seeking service over the AEP East zone. The Merger Order also required the Applicants to put in place an independent monitor that would review the effects of AEP's generation dispatch on the loading of the AEP East zone's constrained transmission facilities. For the monitoring requirement, AEPSC has entered into an agreement with Dr. Douglas R. Bohi, who will be responsible for overseeing the implementation of the attached Monitoring Plan under which Dr. Bohi's team will review data of transmission constraints, the effectiveness of redispatch to alleviate such constraints, and the impacts of redispatch on the volume and price of energy before and after redispatch.

         Each aspect of the compliance plan is discussed below. Submitted with this compliance filing are (i) the Affidavit of Nicholas A. Brown, Senior Vice President and Corporate Secretary of Southwest Power Pool, Inc. ("Brown Affidavit"), and (ii) the Affidavit of Dr. Douglas R. Bohi, Vice President at Charles River Associates ("Bohi Affidavit").

         A.       The SPP Agreement

         The SPP Agreement sets out the scope of the services that SPP will undertake for AEPSC in connection with the administration of AEPSC's open access transmission tariff ("OATT") for services in the AEP East zone. The scope of SPP's responsibilities and a description of the SPP and how it satisfies the Commission's independence requirement are more fully described in the Brown Affidavit. Mr. Brown, who is a Senior Vice President and Corporate Secretary of SPP, will have overall management responsibility for overseeing the administration of the SPP Agreement and will directly supervise those SPP managers that will have day-to-day implementation responsibilities.

         The SPP is an independent regional reliability council, security coordinator, and tariff administrator for the interconnected electric systems in the Southwest part of the United States. SPP currently administers the SPP regional tariff that provides for all the services required under FERC's pro forma tariff. In addition, SPP is responsible for performing calculations of Total Transmission Capability ("TTC") and ATC, posting TTC and ATC and other required information on the SPP OASIS, processing all requests for transmission service under the tariff, and serving as the security coordinator for the region. As the Commission is aware, on December 30, 1999, SPP filed in Docket No. EL00-39 a petition seeking recognition as an Independent System Operator consistent with Order 888, and as a Regional Transmission Organization fully compliant with the requirements of Order 2000. As described in that filing and in Mr. Brown's affidavit, while CSW has one member on the twenty-one member SPP board, under the governance structure, no single company or sector (such as transmission owners) can band together to force or veto any board action.

----------

(4) For informational purposes, the Applicants have attached a copy of the agreement between AEPSC and SPP (the "SPP Agreement").

         The AEP East zone is not within the SPP, but two of the CSW operating utilities (Southwestern Electric Power Company and Public Service Company of Oklahoma) do operate within the SPP. As such, the SPP tariff provides for service over the systems of those two CSW utilities. However, as Mr. Brown explains, SPP's employees have completely severed any prior relationships with member utilities. Thus, no SPP employees have any affiliation with the CSW utilities and no CSW employees have any role in administering the SPP regional tariff or in calculating or posting ATCs. Moreover, CSW and SPP employees perform pursuant to the Standards of Conduct which, consistent with Order 889, are on file with the Commission.

         Under the SPP Agreement, SPP has agreed to calculate and post on the AEP OASIS short-term and long-term ATC, and to process requests for transmission service under the AEP OATT. SPP will perform these functions until AEPSC transfers operational control of the AEP transmission system to a FERC-approved RTO. Upon termination of the Agreement, SPP will work with AEPSC on the transition to the RTO. The SPP Agreement provides that SPP will perform the agreed-upon functions in accordance with Good Utility Practice, and to conform to the applicable NERC and East Central Area Reliability Coordination Agreement ("ECAR") rules and regulations as well as to AEPSC's specific reliability requirements and guidelines. Mr. Brown explains that the SPP personnel that will perform the functions under the SPP Agreement will be experienced transmission operators that are familiar with the AEP transmission system and the ECAR region in general. This is extremely important in order to preserve reliability and limit disruption to the greatest extent possible, especially considering that AEPSC will be transferring important and integral functions for a large and comprehensive transmission system such as that in the AEP East zone on the eve of the summer peak system.

         Prior to the actual time that SPP begins performing these functions, SPP will establish operating protocols and practices, and will begin installing equipment and establishing communication links necessary for SPP to perform the required functions without interruption. The SPP Agreement further provides for AEPSC to supply SPP all data that SPP deems necessary to perform the functions, and enables SPP to enter into various hardware and software leases or licensing agreements with AEPSC as SPP determines necessary.

         In addition, the SPP Agreement requires that the required functions be performed only by SPP employees. However, in order to ensure that SPP has access to persons with broad knowledge of the AEP transmission system and expertise in the ECAR rules and protocols, it is imperative that SPP have the ability and discretion to seek to hire AEPSC employees to carry out the various functions under the SPP Agreement. It should be stressed, however, that any former AEPSC employees hired by SPP immediately will sever their employment with AEPSC (although they will have six months to divest securities in any affiliate of AEPSC.) Mr. Brown further explains that no employees that work for SPP and are tasked to implement the SPP Agreement will have any financial interest in AEP (including any affiliates) or in any "market participant" as that term is defined in the new Order 2000 regulations. Likewise, no employees of SPP that are performing any of the functions under the Agreement will share office space with any transmission or marketing employees of AEPSC or any of its affiliates.

         The Applicants submit that the SPP Agreement fully complies with the Commission's requirements as to the TTC/ATC calculations and disposition of transmission requests. SPP is an existing reliability council that already is performing these functions for the transmission-owning utilities in its region. Indeed, SPP has sought recognition as an Order 2000-compliant RTO. SPP is staffed with skilled and highly-skilled personnel who obviously have relevant experience and training in the functions to be provided under the SPP Agreement. Moreover, AEPSC will make available to SPP employees familiar with the AEP system, as well as the data, hardware, and software that SPP deems necessary.

         As to independence, SPP's employees have no financial interest in the CSW utilities and likewise will have none in the AEP utility companies. While SPP employees naturally will need access to AEPSC facilities, such as the control center, the SPP Agreement provides explicitly that those SPP employees that work at the AEPSC facilities will be subject to oversight by SPP managers, will not share office space with AEPSC persons that perform merchant or transmission reliability functions for AEPSC (or any of its affiliates). Finally, all employees of SPP that perform the various functions under the SPP Agreement will be treated as "transmission function employees" under FERC's Order No. 889 Standards of Conduct and, therefore, will be restricted from relating transmission reliability information to merchant employees of AEPSC (or any marketing affiliates). And, all SPP employees are required to abide by the Standards of Conduct which are on file with the Commission.

         B.       The Monitoring Plan

         To address the Merger Order's requirements, AEPSC has engaged Dr. Douglas R. Bohi to perform a monitoring function. Dr. Bohi will head a team from Charles River Associates that will develop a plan to monitor to protect against anticompetitive effects in electricity markets until a fully functional RTO is available, and will submit to the Commission reports of its findings, accompanied by supporting data. Dr. Bohi is an expert in the area of competition, market power analysis and energy policy, having formerly served, among other things, as the Chief Economist and Director of the Commission's Office of Economic Policy.

         Consistent with the Merger Order, Dr. Bohi will monitor whether AEP has attempted to create binding transmission constraints with the idea of substantially increasing prices in the wholesale marketplace. (A copy of Dr. Bohi's Monitoring Plan is attached for informational purposes). As explained in the Bohi Affidavit, such actions potentially could be accomplished through transmission operations and/or through generation operations. Transmission actions, for example, could include unjustifiable deration of transmission facilities, strategically taking facilities out of service, or calling for unjustified line loading relief (TLRs). On the generation side, the strategic action that Dr. Bohi will monitor includes the operation of generating resources out of economic merit or in a manner inconsistent with good utility practice in an effort to create or exacerbate binding transmission constraints, which has the effect of driving up wholesale prices on the constrained side of the facilities.

         In order to determine whether such strategic actions were taken, Dr. Bohi's team routinely will receive and review information relating to AEP's recent operations. Dr. Bohi explains that he contemplates that the monitoring team will review: (i) the hourly output of the AEP generating resources; (ii) transmission limits and deratings for monitored flowgates or other facilities that, during the prior two years, have limited transmission capability; (iii) the hourly flow over such limiting facilities; (iv) generation redispatch and other actions taken by AEPSC to manage transmission congestion; (v) generation and transmission outage data; (vi) information concerning wholesale transactions of AEP (and affiliated) marketers before and after the implementation of TLRs or other congestion management actions, and (vii) information concerning the level of transactions and prices in the market place as a whole before and after AEPSC implements TLRs or other congestion management actions.

         The monitoring team also will develop and utilize various screens and indices for reviewing, correlating and interpreting the various information that is gathered. Dr. Bohi states the monitoring team intends to seek the input of AEPSC, AEP customers, market participants and other interested persons to develop such screens and indices. Should this review and analyses indicate that further investigation is warranted, the monitoring team will gather additional information and, perhaps, seek explanations from AEPSC representatives regarding the matters under investigation. In addition to the information routinely gathered from AEPSC, any interested party (including members of the Commission's staff) may submit requests that the monitoring team investigate specific incidents or activities. The team will review any such requests and conduct further investigations as it deems appropriate.

         The monitoring team will submit to the Commission semi-annually a report detailing the results of its findings. The report will summarize the data that was reviewed and analyzed, evaluate the performance of the AEP transmission system and the conduct of the AEPSC transmission and generation functions, and comment on the overall impact of AEPSC's transmission and generation activities on the competitive performance of the wholesale market within AEPSC's control area and immediately adjacent areas. In addition, to the extent requested by the Commission, the monitoring team would provide additional reports or address individual inquiries and conduct briefings with the Commission's staff. The reports submitted to the Commission will contain all the findings and will include workpapers and other relevant data necessary to support those findings.

         Applicants submit that the Monitoring Plan meets the criteria specified in the Merger Order and provides the Commission complete assurance that actions taken by AEP that affect constrained transmission facilities will be thoroughly reviewed by an independent and highly qualified monitoring team. Dr. Bohi is a highly respected economist who has assembled a very strong team, none of the members of which has any business affiliation with the Applicants. The Commission will be provided, on a semi-annual basis, a comprehensive report of Dr. Bohi's findings, complete with workpapers and relevant supporting data.

         The Applicants also have attached to this compliance a Notice of Filing for publication in the Federal Register with an accompanying electronic version. This compliance filing has been served on all parties to this proceeding. If you have any questions concerning this filing, please do not hesitate to contact any of the undersigned.



                                                Respectfully submitted,





                                                -----------------------

Clark Evans Downs                               J.A. Bouknight, Jr.

Martin V. Kirkwood                              Douglas G. Green

Shelby Provencher                               Steven J. Ross

Jones, Day, Reavis & Pogue                  Steptoe & Johnson LLP

51 Louisiana Avenue, N.W.                   1330 Connecticut Ave., N.W.

Washington, D.C.  20001                         Washington, D.C.  20036

(202) 879-3939                                  (202) 429-6222



Attorneys for Central and South                 Carmen L. Gentile

   West Corporation                             Thomas L. Blackburn

                                                Bruder, Gentile & Marcoux, LLP

                                                1100 New York Ave., N.W.

                                                   Suite 510 East

                                                Washington D.C.  20005

                                                (202) 783-1350



                                                Attorneys for American Electric

                                                   Power Company, Inc.

cc:  Restricted Service List

                            UNITED STATES OF AMERICA

                                   BEFORE THE

                      FEDERAL ENERGY REGULATORY COMMISSION





American Electric Power Company        )        Docket Nos. EC98-40-000,

   and                                          )          ER98-277-000, and

Central and South West Corporation     )        ER98-2786-000





                                  AFFIDAVIT OF

                                 DOUGLAS R. BOHI



I.       BACKGROUND

                  1. My name is Douglas R. Bohi. I am a Vice President of Charles River Associates ("CRA"), an economics consulting firm. My business address is Charles River Associates Incorporated, 600 13th Street, N.W., Suite 700, Washington, DC 20005.

                  2. At CRA, I have served as an expert witness before state and federal regulatory agencies on matters involving market power and competition issues, transmission pricing and access, electric utility mergers, and transportation,


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
         energy, and environmental policy. Previously, I served as Chief Economist and Director of the Office of Economic Policy at the Federal Energy Regulatory Commission, where I was responsible for developing market-based approaches to electric regulation, and establishing policies for granting utilities authority for charging market-determined prices. Prior to joining CRA, I directed the Energy and Natural Resources Division of Resources for the Future, Washington, D.C. I also have served as a Senior Research Scientist for Economic Policy for the Energy Division of Oak Ridge National Laboratory, and Chairman of the Department of Economics at Southern Illinois University. I have been an active member of the National Research Council Committee on the National Energy Modeling System, and I also serve on the editorial board of Resource and Energy Economics. I have written eight books and numerous articles on energy issues. I received my Ph.D. in Economics from Washington State University.

                  3. Under FERC's March 15, 2000 order addressing the proposed merger between American Electric Power Company ("AEP") and Central and South West Corporation ("CSW"), AEP is required to put in place independent monitoring to monitor the effects of the dispatch of AEP generation facilities on constrained transmission facilities and the effects of the redispatch of generation on energy pricing and volume of transactions. The purpose of this Affidavit is to explain the plan that I have developed for American Electric Power Service Corporation

         ("AEPSC") to perform the monitoring functions required under the merger order (the "Monitoring Plan").

                  4. At the outset I should note that CRA has no corporate or business affiliation with AEP or CSW or any their respective subsidiaries and affiliates. Neither I nor any of my colleagues at CRA have provided advice to the Applicants concerning their proposed merger. Nor have we represented or provided consulting service to any other market participant or competitor or customer of AEP or CSW. For the duration of our service to AEPSC under the Monitoring Plan, we will not undertake additional consulting services for AEP or any affiliate thereof.

                  5. In order to implement the Monitoring Plan, I will be assisted by other senior CRA consultants with extensive industry experience in electric power markets, and power system planning, design, implementation and operations. Indeed, certain of the team members have extensive experience in this area working for large electric utility companies.

II.      THE MONITORING PROPOSAL

                  6. Consistent with the Commission's order, I will implement a monitoring plan to identify strategic actions by AEP to create binding transmission constraints resulting in substantial increases in wholesale prices. Such actions could be accomplished through transmission operations and/or through generation operations. Transmission actions would include unjustifiably derating transmission facilities, strategically taking facilities out of service, and calling for unjustified line loading relief (TLRs). On the generation side, the strategic action that needs to be monitored is the operation of generating resources out of economic merit or in a manner inconsistent with good utility practice in order to create or exacerbate binding transmission constraints, thereby driving up wholesale prices on the constrained side of the facilities.

                  7. In order to determine whether such strategic actions were taken by AEPSC, it will be necessary to routinely receive and review information relating to AEP's recent operations. The type of information that I contemplate that our monitoring team will review is:
         (i) hourly output of the AEP generating resources; (ii) transmission limits and deratings for monitored flowgates or other facilities that, during the prior two years, have limited transmission capability; (iii) the hourly flow over such limiting facilities; (iv) generation redispatch and other actions taken by AEPSC to manage transmission congestion; (v) generation and transmission outage data; and (vi) information concerning the level of transactions and prices charged by AEP (and its affiliates) and in the marketplace as a whole before and after AEPSC implements TLRs or other congestion management actions. We will work with AEPSC to develop and implement data transfer protocols and procedures.

                  8. Our monitoring team also will develop and utilize various screens and indices for reviewing, correlating and interpreting the various information that is gathered. We intend to seek the input of AEPSC, AEP customers, market participants and other interested persons to develop such screens and indices. Should our review and analyses indicate that further investigation is warranted, we will gather additional information and seek explanations from AEPSC representatives regarding the matters under investigation.

                  9. In addition to the information that we expect routinely to gather from AEPSC, any interested party (including members of the Commission's staff) may submit requests that we investigation specific incidents or activities. In this regard, we will develop a communications procedure to facilitate input from market participants. The team will review any such requests and conduct further investigations as it deems appropriate.

                  10. It will also be necessary to put in place procedures to protect the confidentiality of information obtained through the monitoring process. It would be my expectation that, except as required by subpoena or formal process, all the information that is gathered by our monitoring team that otherwise is not publicly available will be treated as strictly confidential and not shared with third parties (other than the Commisson and its staff) absent the consent of the entity that produced or prepared the material.

                  11. The monitoring team will submit to the Commission semi-annually a report detailing the results of our findings. The report will summarize the data that we reviewed and analyzed, evaluate the performance of the AEP transmission system and the conduct of the AEPSC transmission and generation functions, and comment on the overall impact of AEPSC's transmission and generation activities on the competitive performance of the wholesale market within AEPS's control area and immediately adjacent areas. In addition, to the extent requested by the Commission, we would provide additional reports or address individual inquiries and conduct briefings with the Commission's staff.

         Further Affiant sayeth not.

                            UNITED STATES OF AMERICA

                                   BEFORE THE

                      FEDERAL ENERGY REGULATORY COMMISSION





American Electric Power Company           )        Docket Nos. EC98-40-000,

   and                                             )          ER98-277-000, and

Central and South West Corporation        )        ER98-2786-000





State of ________          )

                           )

County of _____            )



                                  AFFIDAVIT OF





I,        , having first been duly sworn, do hereby depose and state that the foregoing Affidavit of was prepared by me or under my supervision and that the testimony given therein is true and correct to the best of my information and belief as of the date of this Affidavit.


                                              ------------------

Subscribed and sworn before me, a Notary

Public in and for said State and County, this

__ day of March, 2000.





---------------------

Notary Public

                             MARKET MONITORING PLAN

                         AMERICAN ELECTRIC POWER COMPANY



                     1. PURPOSE AND OBJECTIVES OF THE PLAN


         1.1 PURPOSE OF THE PLAN



The purpose of the monitoring plan is to identify conduct that departs substantially from rational behavior in a workably competitive market or from good utility practice, and that results in a significant increase in wholesale prices or the foreclosure of competition by rival suppliers.

The Market Monitor will provide independent and impartial monitoring and reporting on: (1) generation dispatch of AEP East and loadings on constrained transmission facilities in relevant areas; (2) details on binding transmission constraints in the relevant areas, such as transmission refusals and TLR events, or other information as called for; (3) operating guides and other procedures to relieve transmission constraints in the relevant areas and the effectiveness of these procedures in relieving constraints; and (4) other information required to determine the effects of generation dispatch on transmission constraints and associated effects on market prices.

The Market Monitor will provide semi-annual reports to the Federal Energy Regulatory Commission ("FERC") that will provide the foregoing market data and the results of analyses of that data undertaken by the Market Monitor. The Market Monitor would also respond to requests from FERC for additional data and analysis on an as-required basis, and to complaints by customers and competitors of AEP.

         1.2 ANTICOMPETITIVE CONDUCT TO BE IDENTIFIED

The anticompetitive conduct that the monitoring plan will be designed to identify refers to strategic, unjustifiable actions the company may take to cause transmission constraints to bind that result in a substantial increase in wholesale electric prices. Such actions may relate to either the operation of transmission or generation facilities:

        A) Transmission operations - taking actions in the operation the transmission system that are not technically justified by its obligation to maintain the reliability and stability of the system. These actions include derating transmission facilities unjustifiably, taking transmission facilities out of service strategically or calling for unjustifiable line loading relief.

        B) Generation operations - operating generation facilities in a manner that departs substantially from economic dispatch or is inconsistent with good utility practice, and shifts flows on the network in order to create a binding transmission constraint.

         1.3 IMPLEMENTATION OF THE PLAN

The market monitoring plan will be implemented by an independent expert that shall report its findings to the FERC. The Market Monitor shall not be obligated to review its findings or analysis with AEP prior to submission to FERC, although the Market Monitor shall obtain AEP's comments before reaching final conclusions.

The market monitoring plan will be implemented when the merger between AEP and CSW is consummated, and will continue until the Commission-approved RTO is established.

                       2. ACCESS TO DATA AND INFORMATION

         2.1 ROUTINELY COLLECTED DATA AND INFORMATION

For purposes of carrying out this plan, the Market Monitor shall routinely receive data and information generated by AEP in the course of its operations. These data and information shall include:

-        Hourly output of each of AEP's generating units

- Transmission limits (including temporary deratings) on each of the monitored flowgates or other transmission facilities that have been limiting over the previous two years

- Hourly flow over each of the monitored flowgates or other transmission facilities that have been limiting over the previous two years

- Redispatch of generation or other actions taken to manage transmission congestion

-        Generation and transmission facility outage data

- Records of complaints by customers and competitors of AEP regarding transmission access

         2.2 ADDITIONAL DATA AND INFORMATION

The Market Monitor shall also have reasonable access to additional information that may be necessary to investigate issues identified in the course of monitoring the data routinely provided by AEP, to investigate issues raised by FERC, or to investigate complaints of customers and competitors of AEP.

AEP will designate individuals in the generation, transmission, and marketing units of the Company that will serve as points of contact for providing information to the Market Monitor.

         2.3 Confidentiality of Data

The Market Monitor shall use all reasonable procedures necessary to protect and preserve the confidentiality of all information obtained in connection with the implementation of the Plan, provided that such information is not available from public sources. Except as may be required by subpoena or other compulsory process, the Market Monitor shall not disclose confidential information to any person or entity without the prior written consent of AEP. Upon receipt of a subpoena or other compulsory process for the disclosure of confidential information, the Market Monitor shall promptly notify AEP and shall provide all reasonable assistance requested by AEP to prevent disclosure.

                       3. PERFORMANCE INDICES AND SCREENS

         3.1 Development of Indices and Screens

The Market Monitor shall develop and utilize indices or other screens for reviewing the data or other information collected in connection with the implementation of this plan. All proposed or adopted indices and screens shall be filed as an attachment to this plan.

         3.2 Consultation with Market Participants

AEP, its customers, its competitors, or other interested parties may submit comments or alternative proposed indices or screens for review of the data or other information collected in connection with the implementation of this plan.

         3.3 Use of Indices and Screens

As much as practicable, the Market Monitor shall review data or other information collected in connection with implementation of this plan in accordance with the indices or screens adopted as specified above. However, the Market Monitor may conduct other reviews or evaluations of such data or information as appropriate for the effective implementation of this plan. When the screens and indices indicate that further investigation is warranted, the Market Monitor shall gather additional data as specified in section 2.2 and shall seek an explanation from AEP regarding the issue under investigation.

                 4. COMPLAINTS AND REQUESTS FOR INVESTIGATIONS

Any interested party or FERC may submit a reasonable request to the Market Monitor to conduct an investigation. Such submissions or requests may be made on a confidential basis. The Market Monitor may request additional relevant information from the party as a condition of undertaking any further investigation. The Market Monitor shall decline to take further action or shall carry out such investigation as deemed appropriate. The results of investigations shall be submitted to FERC as provided in section 5.2. The Market Monitor shall include a summary of its actions, and decisions not to act, in its semi-annual report to FERC.

                                   5. REPORTS

         5.1 SEMI-ANNUAL REPORT

The Market Monitor shall prepare and submit to FERC a semi-annual report summarizing the Market Monitor's analysis and evaluation of the operation of AEP's transmission system, and the competitive performance of the wholesale power markets within AEP's control area.

         5.2 OTHER REPORTS OR FILINGS

The Market Monitor shall submit to FERC such other reports as may be requested by the FERC or that, based on an investigation conducted by the Market Monitor, raise significant competitive issues.

                                   6. BUDGET

AEP will provide the Market Monitor a budget sufficient to maintain a database of routinely collected information, to conduct screen analyses and follow-up investigations, and to prepare semi-annual reports to FERC. If additional funds are required to conduct investigations or produce additional reports, the Market Monitor will notify AEP of the requirement and allow AEP the opportunity to request that FERC determine that the additional costs are reasonably necessary to accomplish the objectives of this plan.

                            UNITED STATES OF AMERICA

                      FEDERAL ENERGY REGULATORY COMMISSION







American Electric Power Company             )        Docket Nos. EC98-40-000,

   and                                      )        ER98-277-000, and

Central and South West Corporation          )        ER98-2786-000





                                NOTICE OF FILING

                                (April __, 2000)



         On March 31, 2000, American Electric Power Company and Central and South West Corporation made their compliance filing as required under Ordering Paragraph (B) of the Commission's March 15, 2000 order in the referenced dockets. Copies of the filing were served on all parties to the proceeding.

         Any person desiring to be heard or to protest this filing should file a petition to intervene, comments, or protest with the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, D.C. 20426, in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedure (18 CFR
Section 385.211 and 18 CFR Section 385.214). All petitions to intervene, comments, or protests should be filed on or before _________. Comments and protests will be considered by the Commission in determining the appropriate action to be taken, but will not serve to make protestants parties to the proceeding. Any person wishing to become a party must file a petition to intervene. Copies of the filing are on file with the Commission and are available for public inspection. This filing also may be viewed on the Internet at http://www.ferc.fed.us/online/rims.htm (call 202-208-2222 for assistance).


                                                     ______________________
                                                       David P. Boergers

                                                            Secretary

         B. AGREEMENT

         This Agreement is entered into this ___ day of March, 2000, between American Electric Power Service Corporation ("AEPSC"), a New York corporation and Southwest Power Pool, Inc. ("SPP"), an Arkansas non-profit corporation, which are sometimes individually referred to herein as a "Party" and collectively as "Parties".

         WHEREAS, AEPSC is a service company providing services for the affiliated companies of the American Electric Power ("AEP") System, a multistate public utility holding company system registered under the Public Utility Holding Company Act of 1935; and

         WHEREAS the operating companies of the AEP system own, among other things, an integrated electric transmission system, which they use to provide electric service to their customers, and to provide non-discriminatory open access transmission service pursuant to an open access transmission Tariff ("OATT") filed with and subject to the jurisdiction of the Federal Energy Regulatory Commission ("FERC"); and

         WHEREAS, AEPSC as agent for the AEP operating companies, administers the OATT, which administration includes the determination and public posting of Total Transmission Capability ("TTC") and Available Transmission Capability ("ATC"); and the acceptance and approval or denial of reservations for transmission service;

         WHEREAS SPP is an independent Regional Reliability Council, security coordinator, and tariff administrator for interconnected electric systems in the Southwest part of the United States; and;

         WHEREAS, in order to fulfill certain conditions specified by the FERC in an Opinion and Order ("Opinion No. 442") conditionally approving a merger between companies of the AEP System and Companies of the Central and South West System ("AEP/CSW Merger"), AEPSC wishes to transfer control of certain functions as described in this Agreement related to its administration of its OATT in the East Zone of its transmission system to an independent party; and

         WHEREAS, SPP is independent from AEPSC, possesses the necessary competency and experience to perform the functions in question and is willing to perform such functions under the terms and conditions of this Agreement;

         NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

         SECTION 1  - SCOPE OF SERVICES.

         1.1 SPP shall perform the following functions on behalf of AEPSC, associated with administration of the OATT in the AEP East Zone: (i) Long-term ATC calculation and posting; (ii) Short-term ATC calculation and posting and
(iii) acceptance and approval or denial of reservations for transmission service.

         SECTION 2 - INDEPENDENCE.

         2.1 All functions shall be performed by employees of SPP. No such employees shall be employed by AEPSC or any affiliate of AEPSC, or have a financial interest in any Market Participant as defined in 18 C.F.R.
Section 35.34 (a) (2). Any employee owning securities in any affiliate of AEPSC or any Market Participant shall divest such securities within six months of his or her employment by SPP. Nothing in this section shall be interpreted to preclude any such SPP employee from indirectly owning securities issued by any affiliate of AEPSC or any Market Participant through a mutual fund or similar arrangement (other than a fund or arrangement specifically targeted toward the electric industry or the electric utility industry or any segment thereof) under which the employee does not control the purchase or sale of such securities. Participation in a pension plan of AEPSC or any affiliate of AEPSC or any Market Participant shall not be deemed to be a direct financial interest if the plan is a defined-benefit plan that does not involve ownership of the securities.

         2.2 No employees of SPP performing such functions shall share office space with any transmission/reliability employee or merchant employee of AEPSC or of any affiliate of AEPSC, or those of any Market Participant.

         2.3 All employees of SPP performing functions on behalf of AEPSC under this Agreement shall be treated, for purposes of the FERC's Standards of Conduct set forth in 18 C.F.R. Section 37.4, as the equivalent of transmission/reliability employees of AEPSC, and all restrictions relating to information sharing and other relationships between merchant employees of AEPSC or its affiliates and transmission/reliability employees of AEPSC or its affiliates shall apply to such employees. Such employees shall also abide by the SPP Standards of Conduct.

         SECTION 3 - COMPENSATION, BILLING AND PAYMENT.

         3.1 AEPSC shall reimburse SPP for all reasonable and necessary costs incurred by SPP in performing functions on behalf of AEPSC pursuant to this Agreement. Reimbursable expenses shall include employee salaries and benefits, office space, supplies and equipment, computer hardware and software lease costs and other information technology costs, reasonable travel and other business expenses, legal, accounting and other necessary corporate services [others?]. Such expenses shall be directly assigned to SPP's performance of its responsibilities under this agreement when possible, and shall be based upon time billing or other reasonable allocation methods when such direct assignment is not possible.

         3.2 SPP shall render to AEPSC monthly statements by regular mail, facsimile, electronic mail or other acceptable means. Such statement shall set forth any reimbursable costs incurred during the month in question by SPP. AEPSC shall make payment of the amount shown to be payable by AEPSC by wire transfer to an account specified by SPP not later than the twentieth (20th) day after receipt of the statement, unless such day is not a business day, in which case AEPSC shall make payment on the next business day. All such payments shall be deemed to be made when said wire transfer is received by SPP. Overdue payments shall accrue interest daily at the then current prime interest rate (the base corporate loan interest rate) published in the Money and Investing Section of the Wall Street Journal, or, if no longer published, in any mutually agreeable publication, plus 2% per annum, from the due date of such unpaid amount until the date paid.

         3.3 Upon the occurrence of a default, SPP may terminate this Agreement. In the event of a billing dispute between the Parties, SPP will proceed to perform its responsibilities under this Agreement as long as AEPSC (i) continues to make all payments not in dispute, and (ii) pays into an independent escrow account the portion of the invoice in dispute, pending resolution of such dispute.

         3.4 SPP shall allow AEPSC access to SPP's books and records, at reasonable times and under reasonable conditions, as necessary to verify transactions and billings under this agreement. SPP's books and records related to this agreement shall be subject to and part of the SPP's annual audit performed under National Accounting Standards with results made available to AEPSC. SPP shall maintain such books and records for one year after termination of expiration of this Agreement or longer if necessary to resolve a pending dispute.

         SECTION 4 - TERM AND TERMINATION.

         4.1 The initial term of this Agreement shall begin on the date that it has been executed by both Parties and shall end on May 31, 2001. During the initial term, the Agreement may be terminated upon three months' notice if AEPSC reasonably determines that the AEP/CSW Merger will not be consummated. SPP shall be compensated for reasonable costs incurred prior to such cancellation. After the initial term, the Agreement shall continue in effect for periods of one month until terminated by AEPSC by giving at least three months' written notice. The Parties may mutually agree to allow a shorter notice period, so long as SPP is compensated for any costs it may incur as a result of such earlier termination.

         4.2 SPP shall begin performing the functions required by Section 1.1 at 1200 hours on the earlier of June 1, 2000 or the date upon which the AEP/CSW Merger is consummated ("Date of Transfer") and shall cease performing such functions at 1200 hours on the date the Agreement expires or is terminated, except as otherwise agreed pursuant to Section 4.4.

         4.3 It is the intent of the Parties to allow the transfer of functions from AEPSC to SPP to occur without any interruption in the normal administration of the OATT. To this end, the Parties shall, prior to the Date of Transfer, cooperate to establish the necessary practices, routines, installation of equipment, establishment of communication links, and all other activities necessary to allow SPP to begin perform its required functions without any such interruption.

         4.4 The Parties recognize that it is the intention of AEPSC to transfer to the Alliance Regional Transmission Organization ("RTO") the functions being performed by SPP for AEPSC pursuant to this Agreement, when the Alliance RTO becomes operational, which is expected to occur in 2001. The notice and termination provisions in Section 4.1 are intended to facilitate such transfer. The Parties shall cooperate to facilitate the intended transfer, including agreement upon an alternative time at which SPP ceases to perform its required functions under this Agreement, if necessary. AEP shall not give notice of termination except to transfer the functions described in Section 1.1 to an RTO or other independent party.

         4.5 If the FERC places additional conditions on the AEP/CSW merger, or interprets existing conditions in a manner that causes this Agreement to be burdensome to AEPSC, in AEPSC's sole judgment, then the Parties shall negotiate in good faith to amend this Agreement so as to remove such burdens, and if unable to agree on such amendments, AEPSC may terminate this Agreement during the initial term upon three months' notice. SPP shall be compensated for reasonable costs incurred prior to such cancellation.

         SECTION 5 - STANDARD OF PERFORMANCE.

         5.1 SPP shall perform the functions specified in this Agreement in accordance with Good Utility Practice and shall conform to applicable reliability criteria, policies, standards, rules regulations and other requirements of SPP, NERC and the East Central Area Reliability Coordination Agreement ("ECAR"), AEPSC's specific reliability requirements and operating guidelines (to the extent these are not inconsistent with other requirements specified in this paragraph) and all applicable requirements of federal and state regulatory authorities.

         SECTION 6 - DATA, SYSTEMS AND PERSONNEL.

         6.1 AEPSC shall supply to SPP, both initially and throughout the term of this Agreement, all data that SPP deems necessary to perform the functions required to be performed under this Agreement. The Parties shall agree upon the necessary data and the format and manner in which it shall be provided prior to the Date of Transfer.

         6.2 AEPSC shall reimburse SPP in accordance with Section 3 for computer hardware and software and any incremental licensing costs necessary to allow SPP to perform its responsibilities under this Agreement. Such arrangements may involve hardware and/or software lease and/or maintenance agreements with AEPSC, as determined by SPP.

         6.3 The Parties recognize that to allow SPP to begin performing its responsibilities on the Date of Transfer, in accordance with Section 4.3 and 4.4, it may be necessary for it to hire certain personnel who have previously been employed by AEPSC. The Parties shall cooperate to assure, insofar as possible, the availability of such personnel. All such former employees of AEPSC shall comply with the independence requirements set forth in Section 2.

         SECTION 7 - WAIVER OF LIABILITY AND INDEMNIFICATION.

         7.1 SPP, its directors, officers, agents and employees shall not be liable to AEPSC for damages arising out of or related to performance of SPP's obligations under this Agreement; provided, however, that this section shall not apply to actions which are unlawful, undertaken in bad faith, or are the result of gross negligence or willful misconduct.

         7.2 AEPSC hereby agrees to indemnify and hold harmless SPP, its directors, officers, agents and employees against and from any and all claims, demands, causes of action, losses and liabilities (including any cost and expense of litigation and reasonable attorneys fees incurred by SPP in defending any action, suit or proceeding, provided that SPP affords AEPSC a reasonable opportunity in such action, suit or proceeding to conduct SPP's defense and to approve any settlement agreements) for or on account of (i) injury, bodily or otherwise, to, or the death of, persons, or for damage to, or destruction that arises from negligent acts of AEPSC associated with (a) facilities, property and equipment owned or controlled by AEPSC or ifs affiliates, or AEPSC's operation and maintenance thereof; (b) the transmission and delivery of electricity by AEPSC; and (ii) damages arising out of or related to performance by SPP of its obligations under this Agreement, except to the extent that such claims, demands, causes of action, losses and liabilities are attributable to actions of SPP or its directors, officers, agents or employees which are unlawful, undertaken in bad faith, or are the result of gross negligence or willful misconduct.

         SECTION 8 - DISPUTE RESOLUTION.

         8.1 Any dispute under this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in Section 3.13 of the SPP Bylaws. For purposes of such disputes, AEPSC shall be regarded as a "consenting non-member".

         SECTION 9 - DATA MANAGEMENT.

         9.1 "Data" means all information, text, drawings, diagrams, images or sounds which are embodied in any electronic or tangible medium and which are supplied or in respect of which access is granted to SPP by AEPSC under this Agreement

         9.2 "Processes" means software, base data models and operating procedures for software or base data models.

         9.3 SPP acknowledges that AEPSC's Data and Processes are the property of AEPSC and AEPSC hereby reserves all Intellectual Property Rights which may subsist in AEPSC's Data and Processes.

SPP shall not delete or remove any copyright notices contained within or relating to AEPSC's Data.

         9.4 Having due regard for the nature of their respective obligations under this Agreement:

         9.4.1 SPP shall use its best efforts to preserve the integrity of AEPSC's Data and Processes, to prevent any corruption or loss of AEPSC's Data, and

         9.4.2. AEPSC shall use its best efforts to preserve the integrity of AEPSC's Data and Processes by, as a minimum, continuing to employ its own established internal procedures in relation to the same.

         9.5 Without limiting the foregoing obligations of either Party, AEPSC shall reasonably assist SPP in establishing measures to preserve the integrity and prevent any corruption or loss of AEPSC's Data, and shall reasonably assist SPP in the recovery of any corrupted or lost data.

         9.6 SPP shall retain and preserve AEPSC's Data until such data is transferred as a result of AEP's membership in an RTO. At the end of the retention period, SPP shall request AEPSC's approval before disposing of AEPSC's Data. If AEPSC refuses to approve of the disposal, SPP may deliver AEPSC's Data retained information to AEPSC at AEPSC's expense. III.

         SECTION 10 - INSURANCE.

         10.1 SPP shall furnish and require its Sub-contractors to furnish insurance listed in sections 10.11 through 10.14. Insurance shall be placed with insurance carriers acceptable to AEPSC, such acceptance not to be unreasonably withheld. SPP shall maintain and cause its Sub-contractors to maintain this insurance at all times during the performance of this Agreement:

         10.1.1 coverage for the legal liability of SPP or its Sub-contractors under the workers' compensation and occupational disease law of the state in which the services are performed according to the following:

                  10.1.1.1 in the states of Ohio and West Virginia, SPP or its Sub-contractors shall be contributors to the state workers' compensation fund and shall furnish a certificate to that effect.

                  10.1.1.2 in states other than Ohio or West Virginia, SPP or its Sub-contractors shall maintain an insurance policy for workers' compensation from an insurance carrier approved for contracting workers' compensation business in the state in which the services are to be performed.

                  10.1.1.3 if SPP or its Sub-contractor is a legally permitted and qualified self-insurer in the state in which the Services are to be performed, it may furnish proof that it is such a self-insurer in lieu of submitting proof of insurance.

         10.1.2 commercial general liability insurance with limits of not less than $1,000,000 (one million dollars) each occurrence and aggregate.

         10.1.3 professional liability insurance with a limit of not less than $30,000,000 (thirty million dollars) each occurrence and aggregate, providing coverage for claims arising out of the performance of professional services under this Agreement and resulting from any error, omission, or negligent act for which SPP is held liable. SPP shall maintain this insurance for a minimum period of 5 (five) years after the completion of the Agreement.

         10.1.4 property insurance with a limit of liability necessary to restore and replace all physical and intellectual assets necessary to the Services under this Agreement including AEPSC Data. This insurance shall include, but not be limited to the following coverages:

                  10.1.4.1 mechanical breakdown and artificially generated electrical current;

         10.1.4.2 changes in temperature and humidity;

         10.1.4.3 computer viruses;

         10.1.4.4 off-premises services;

         10.1.4.5 transportation of goods;

         10.1.4.6 loss of project (to protect the physical damage to R&D property, as well as, additional costs to recreate, restore and reproduce the damaged property);

         10.1.4.7 delayed introduction of product (to protect loss from delays in bringing the Services to AEPSC); and

         10.1.4.8 extended period of indemnity (to extend business income period of indemnity for whatever reasonable time needed to restore/resume operations after a loss.);

         10.2 SPP shall submit two copies of certificates of insurance for the insurance provided in Sections 10.1.1 through 10.1.4. Such certificates shall state that the insurance carrier has issued the policies providing for the insurance specified herein, that such policies are in force and that the insurance carrier will give AEPSC 30 (thirty) calendar days prior written notice of any material change in or cancellation of such policies. If such insurance policies are subject to any exceptions to the terms specified herein, such exceptions shall be explained in full in such certificates. AEPSC may, at its discretion, require SPP to obtain insurance policies that are not subject to any exceptions.

         10.3 Insurance policies written on a "claims-made" basis shall be maintained by SPP or its Sub-contractors for a minimum of 5 (five) years after completion of the Services under this Agreement.

         10.4 SPP and its Sub-contractors shall obtain waivers of subrogation on all their insurance whether required by this Agreement or in excess of the Agreement requirements such waivers shall be for the benefit of AEPSC and its affiliated companies. Notwithstanding the foregoing, AEPSC shall not require waiver of subrogation on commercial general liability, professional liability and workers compensation. Furthermore, AEPSC shall not require waiver of subrogation on SPP and its Sub-contractors business auto policy provided that it follows the industry standard definition of "insured" which includes AEPSC's usage with permission. SPP and its Sub-contractors shall obtain a waiver of subrogation on such policies as property, inland marine and crime.

         SECTION 11 - CONFIDENTIALITY.

         11.1 Both Parties hereby agree that:

         11.1.1 "Confidential Information" means all information designated as such by either Party in writing together with all other information which relates to the business, affairs, products, developments, trade secrets, know-how, personnel, customers and suppliers of either Party or information which may reasonably be regarded as the confidential information of the disclosing Party.

         11.1.2 any person employed or engaged by the Parties (in connection with this Agreement in the course of such employment or engagement) shall only use Confidential Information for the purposes of this Agreement;

                  11.1.2.1 any person employed or engaged by either SPP or AEPSC (in connection with this Agreement in the course of such employment or engagement) shall not disclose any Confidential Information to any third party without the prior written consent of the other. 18.

         11.1.3 both Parties shall take all necessary precautions to ensure that all Confidential Information is treated as confidential and not disclosed (save as aforesaid) or used other than for the purposes of this Agreement by their employees, servants, agents or sub-contractors.

         11.2 The provisions of above Clause shall not apply to any information which:

         11.2.1 is required by the OATT or FERC regulation to be made publically available.

         11.2.2 is or becomes public knowledge other than by breach of this Clause;

         11.2.3 is in the possession of the receiving Party without restriction in relation to disclosure before the date of receipt from the disclosing Party;

         11.2.4 is received from a third party who lawfully acquired it and who is under no obligation restricting its disclosure;

         11.2.5 is independently developed without access to the Confidential Information, provided that such independent development can be evidenced; or

         11.2.6 is required to be disclosed by law, regulatory authority or stock exchange.

         11.3 AEPSC's Data shall be regarded as Confidential Information and SPP's rights with respect to the use, sale, reproduction, modification and distribution of the same shall be limited to the extent necessary so as to enable SPP to fulfill its obligations under this Agreement.

         11.4 Nothing in this Clause shall prevent SPP or AEPSC from using data processing techniques, ideas and know-how gained during the performance of this Agreement in the furtherance of its normal business, to the extent that this does not relate to a disclosure of AEPSC's Data, any data generated from AEPSC's Data, a disclosure of any Confidential Information, or an infringement by AEPSC or SPP of any Intellectual Property Right.

         SECTION 12 - FORCE MAJEURE.

         12.1 For the purposes of this Agreement the expression "Force Majeure" shall mean any cause affecting the performance by a Party of its obligations arising from acts, events, omissions, or happening which are beyond its reasonable control including (but without limiting the generality thereof) governmental regulations, fire, flood, or any disaster or a labor dispute.

         12.2 Neither Party shall in any circumstances be liable to the other for any loss of any kind whatsoever including but not limited to any damages whether directly or indirectly caused to or incurred by the other Party by reason of any failure or delay in the performance of its obligations hereunder which is due to Force Majeure. If SPP fails to perform or is delayed in performing due to an act of Force Majeure, AEPSC shall be entitled to a refund of any advance payments made up to the date such Force Majeure event occurs and shall not be required to make further payments until such time as SPP resumes its full performance. Notwithstanding the foregoing, each Party shall use all reasonable endeavors to continue to perform, or resume performance of, such obligations hereunder for the duration of such Force Majeure event. If SPP fails to perform or is delayed in performing its obligations due to Force Majeure, AEPSC may during the period of Force Majeure, utilize a third party to perform SPP's obligations. SPP shall use reasonable efforts to cooperate with AEPSC in effecting a transition to such alternative services.

         12.3 If either of the Parties shall become aware of circumstances of Force Majeure which give rise to or which are likely to give rise to any such failure or delay on its part it shall forthwith notify the other by the most expeditious method then available and shall inform the other of the period which it is estimated that such failure or delay shall continue.

         12.4 It is expressly agreed that any failure by SPP to perform or any delay by SPP in performing its obligations under this Agreement which results from any failure or delay in the performance of its obligations by any person, firm or company with which SPP shall have entered into any such contract, supply arrangement or sub-contract or otherwise, shall be regarded as a failure or delay due to Force Majeure only in the event that (a) such person, firm or company shall itself be prevented from or delayed in complying with its obligations under such contract, supply arrangement or sub-contract or otherwise as a result of circumstances of Force Majeure (b) the contract, supply arrangement or subcontract is essential to SPP's performance and (c) SPP has exercised its best efforts to find substituted goods or services on terms generally equivalent to those agreed under such contract, supply arrangement or sub-contract.

         12.5 If the event of Force Majeure prevents either Party from performing all or a substantial part of its obligations for a consecutive period of 90 (ninety) calendar days then the other Party may terminate this Agreement upon written notice, provided always that SPP shall be reimbursed for all direct costs incurred under this Agreement up to the effective date of such termination, provided always that such costs take account of:

         12.5.1 any recoveries made by SPP pursuant to its insurance policies;

         12.5.2 all charges paid by AEPSC hereunder; and

         SECTION 13 - AMENDMENTS TO AGREEMENT.

         13.1 This Agreement shall not be varied or amended unless such variation or amendment is agreed in writing by a duly authorized representative of AEPSC on behalf of AEPSC and by a duly authorized representative of SPP on behalf of SPP.

         SECTION 14 - NOTICES.

         14.1 Notices. Any notice, demand or request required or authorized by this Agreement to be given by one Party to the other Party shall be in writing. It shall either be personally delivered, transmitted by telecopy or facsimile equipment (with receipt verbally and electronically confirmed), sent by overnight courier or mailed, postage prepaid, to the other Party at the address designated in this Article 14. Any such notice, demand or request so delivered or mailed shall be deemed to be given when so delivered or three (3) days after mailed.

         14.2 Addresses of the Parties. Notices and other communications shall be addressed to:

                  AEPSC

                  J. Craig Baker

                  American Electric Power Service Corporation

                  1 Riverside Plaza

                  Columbus, Ohio 43215



                  SPP

                  Nicholas A. Brown

                  Southwest Power Pool, Inc.

                  415 North McKinley Street

                  #700 Plaza West

                  Little Rock, AR 72205-3020



         SECTION 15 - MISCELLANEOUS PROVISIONS.

         15.1 Governing Law. This Agreement shall be interpreted, construed, and governed by the laws of the State of Ohio, except to the extent preempted by the law and/or unless a court with jurisdiction rules otherwise, provided, however, that all matters relating to real property or any interest in realty shall be governed by the laws of the State wherein such real property or interest in realty is physically located.

         15.2 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon the Parties, their respective successors and assigns permitted hereunder, but shall not be assignable by a Party, by operation of law or otherwise, without the approval of the other Party which approval shall not be unreasonably withheld, except that no such approval is required as to a successor in the operation of the AEP System's East Zone Transmission Facilities by reason of a merger, consolidation, reorganization, sale, spin-off, or foreclosure, as a result of which substantially all such transmission facilities are acquired by such successor.

         15.3 No Implied Waivers. The failure of a Party to insist upon or enforce strict performance of any of the specific provisions of this Agreement at any time shall not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provisions, rights, or remedies in that or any other instance, or as a waiver to any extent of any specific provision of this Agreement; rather the same shall be and remain in full force and effect.

         15.4 Severability. Each provision of this Agreement shall be considered severable, and if for any reason any provision of this Agreement, or the application thereof to any person, entity, or circumstance, is determined by a court or regulatory authority of competent jurisdiction to be invalid, void, or unenforceable, then the remaining provisions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired, or invalidated, and such invalid, void, or unenforceable provision shall be replaced with a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, void, or unenforceable provision.

         15.5 Renegotiation. If any provision of this Agreement, or the application thereof to any person, entity or circumstance, is held by a court or regulatory authority of competent jurisdiction to be invalid, void, or unenforceable, or if a modification or condition to this Agreement is imposed by a regulatory authority exercising jurisdiction over this Agreement, then the Parties shall endeavor in good faith to negotiate such amendment or amendments to this Agreement as will restore the relative benefits and obligations of the signatories under this Agreement immediately prior to such holding, modification, or condition. If after sixty days such negotiations are unsuccessful, then either Party may terminate this Agreement upon three month's notice.

         15.6. Representations and Warranties. Each Party represents and warrants to other signatories that as of the date it executes this Agreement:

         15.6.1 It is duly organized, validly existing, and in good standing under the laws of the jurisdiction where organized.

         15.6.2 Subject to any necessary approvals by federal or state regulatory authorities, the execution and delivery by each Party, and the performance of its obligations hereunder have been duly and validly authorized by all requisite action on the part of the signatories. This Agreement has been duly executed and delivered by the Parties, and, subject to the conditions set forth in this Agreement, constitutes the legal, valid, and binding obligation on the part of each Party, enforceable against it in accordance with its terms except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws affecting the enforcement of creditor's rights generally, and by general principles of equity regardless of whether such principles are considered in a proceeding at law or in equity.

         15.6.3 There are no actions at law, suits in equity, proceedings, or claims pending or, to the knowledge of each Party, threatened against such Party before or by any federal, state, foreign or local court, tribunal, or governmental agency or authority that might materially delay, prevent, or hinder the performance by such entity of its obligations hereunder.

         15.7 Further Assurances. Each Party agrees that it shall hereafter execute and deliver such further instruments, provide all information, and take or forbear such further acts and things as may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the provisions of this Agreement.

         15.8 Entire Agreement. This Agreement, including applicable appendices and their duly approved replacements, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement, and no previous oral or written representations, agreements, or understandings made by any officers, agent, or employee of any Party shall be binding on any such Party unless contained in this Agreement or applicable appendices.

         15.9 Good Faith Efforts. Each Party agrees that it shall in good faith take all reasonable actions necessary to permit it and other signatories to fulfill their obligations under this Agreement. Where the consent, agreement, or approval of any Party must be obtained hereunder, such consent, agreement, or approval shall not be unreasonable withheld, conditioned, or delayed. Where any Party is required or permitted to act, or omit to act, based on its opinion or judgment, such opinion or judgment shall not be unreasonably exercised. To the extent that the jurisdiction of any federal or state regulatory authority applies to any part of this Agreement and/or the transactions or actions covered by this Agreement, each Party shall cooperate with all other signatories to secure any necessary or desirable approval or acceptance of such regulatory authorities of such part of this Agreement and/or such transactions or actions.

         15.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, binding upon AEPSC and SPP, notwithstanding that AEPSC, and SPP may not have executed the same counterpart.



         IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute and attest this Agreement, on their respective behalves.



AMERICAN ELECTRIC POWER SERVICE CORPORATION
-------------------------------------------



             Henry W. Fayne
---------------------------------------------
Name of Authorized Representative



Executive Vice President - Financial Services
---------------------------------------------
Title of Authorized Representative


---------------------------------------------
Signature of Authorized Representative


---------------------------------------------
Date of Execution

SOUTHWEST POWER POOL, INC.
--------------------------



       Nicholas A. Brown
---------------------------------------------
Name of Authorized Representative



Senior Vice President and Corporate Secretary
---------------------------------------------
Title of Authorized Representative




---------------------------------------------
Signature of Authorized Representative




---------------------------------------------
Date of Execution

                            UNITED STATES OF AMERICA

                                   BEFORE THE

                      FEDERAL ENERGY REGULATORY COMMISSION





American Electric Power Company          )        Docket Nos. EC98-40-000,

   and                                            )          ER98-277-000, and

Central and South West Corporation       )        ER98-2786-000





                                  AFFIDAVIT OF

                                NICHOLAS A. BROWN





V.       BACKGROUND

                  30. My name is Nicholas A. Brown. I am a Senior Vice President and Corporate Secretary of Southwest Power Pool, Inc. ("SPP"). My business address is 415 North McKinley Street, #700 Plaza West, Little Rock, AR 72205-3020. I am responsible for conception, research, development, soliciting approval and compliance monitoring of SPP policy, legal, regulatory and governmental affairs, and corporate communications.

                  31. Prior to my current position, I served as SPP's Director, Engineering & Operations from 1993-96; Manager, Engineering Services from 1989-93; and in several engineering positions since joining the SPP Staff in 1985. Prior to joining the SPP Staff, I worked as a planning engineer in the System Planning Section at Southwestern Electric Power Co. I received bachelor of science degrees in physics and math from Ouachita Baptist University in 1981 and in electrical engineering from Louisiana Tech University in 1982. I am a member of Tau Beta Pi and Eta Kappa Nu engineering honor societies, and IEEE and NSPE technical and professional societies, and a registered Professional Engineer in the state of Arkansas.

                  32. As I understand FERC's March 15, 2000 order addressing the proposed merger between American Electric Power Company ("AEP") and Central and South West Corporation ("CSW"), AEP is required to contract out to an independent entity the responsibility for certain transmission-related functions for transmission service over the current AEP system ("AEP East Zone"). The purpose of my Affidavit is to explain the Agreement that the SPP has entered into with American Electric Power Service Corporation ("AEPSC") under which SPP will perform for AEPSC certain functions in connection with the administration of AEPSC's open access transmission tariff ("OATT") for service in the AEP East Zone. The Agreement provides for SPP to undertake (i) long-term ATC calculation and posting, (ii) short-term ATC calculation and posting, and (iii) approval of reservations for AEP transmission service from transmission customers including marketers affiliated with AEPSC.

                  33. The SPP is an independent regional reliability council, security coordinator, and tariff administrator for the interconnected electric systems in the Southwest part of the United States. The AEP East Zone is not within the SPP, but two of the CSW operating utilities (Southwestern Electric Power Company and Public Service Company of Oklahoma) do operate within the SPP. In June 1998, when the SPP began administering a regional transmission tariff, SPP began functioning independently of its member utilities, and SPP now operates separately and apart from any utilities or market participants. SPP's employees have completely severed any prior relationships with member utilities. Thus, while the SPP tariff provides for service over the systems of the CSW utilities within the SPP, no SPP employees have any affiliation with those utilities and no CSW employees have any role in administering the regional tariff or in calculating or posting ATCs. Moreover, SPP employees perform pursuant to the Standards of Conduct which, consistent with Order No. 889, are on file with the Commission.

                  34. In July of 1999, SPP approved a new board structure consisting of transmission owners (investor-owned, municipals, and cooperatives), transmission users, and non-stakeholders. The current president of the board is the President and CEO of Arkansas Electric Power Cooperative Corporation. CSW does have a single member on the 21-member board, but board action requires a two-thirds majority. Thus, not only is CSW unable to control any decisions of the board, but under the governance structure adopted, no single sector, such as transmission owners, will have a sufficient number of votes to block or veto action. In addition, the independent members of the board of directors will be free of any financial interest of any market participant or transmission owner.

                  35. SPP administers a regional tariff that provides for all the services required under FERC's pro forma tariff. SPP is responsible for performing calculations of total transmission capability ("TTC") and available transmission capability ("ATC"), posting TTC and ATC and other required information on the SPP OASIS, processing all requests for transmission service under the tariff, and serving as the security coordinator for the region. On December 30, 1999, SPP filed with FERC a petition seeking recognition as an Independent System Operator consistent with Order 888, and as a Regional Transmission Organization fully compliant with the requirements of Order 2000.

VI. THE AEPSC AGREEMENT

                  36. On March 31, SPP and AEPSC entered into an Agreement under which SPP agreed to calculate and post on the AEP OASIS short-term and long-term ATC, and to process requests for transmission service under the AEP OATT. SPP will perform these functions until AEPSC transfers operational control of the AEP transmission system to a FERC-approved RTO. Upon termination of the Agreement, SPP will work with AEPSC on the transition to the RTO. I will have overall management responsibility for overseeing administration of the Agreement, and I will directly supervise certain of the SPP managers that will have day-to-day responsibility for implementing the Agreement.

                  37. The Agreement obligates SPP to perform the agreed-upon functions in accordance with Good Utility Practice, and to conform to the applicable NERC and East Central Area Reliability Coordination Agreement ("ECAR") rules and regulations as well as to AEPSC's specific reliability requirements and guidelines in much the same manner as it performs these functions for the SPP members. The SPP personnel that will perform the functions under the Agreement will be experienced transmission operators that are familiar with the AEP transmission system and the ECAR region in general. Prior to the actual time that SPP begins performing these functions ("Date of Transfer"), SPP will establish operating protocols and practices, and will begin installing equipment and establishing communication links necessary for SPP to perform the required functions without interruption.

                  38. The Agreement requires AEPSC to supply SPP, throughout the term of the Agreement, all data that SPP deems necessary to perform the functions. The data and the format and manner in which such data will be provided to SPP will be determined before the Date of Transfer. SPP also may enter into various hardware and software leases or licensing agreements with AEPSC as technically necessary to perform services in an effective and efficient manner.

                  39. The Agreement requires that the required functions be performed only by SPP employees. (Thus, any former AEPSC employees hired by SPP immediately will sever their employment with AEPSC, although they will have six months to divest securities in any affiliate of AEPSC.) No employees that work for SPP and are tasked to implement the Agreement will have any financial interest in AEP (including any affiliates) or in any "market participant" as that term is defined in the new Order 2000 regulations. Likewise, no employees of SPP that are performing any of the functions under the Agreement will share office space with any transmission or marketing employees of AEPSC or any of its affiliates.

                  40. All employees of SPP that perform the various functions under the Agreement will be treated as "transmission function employees" under FERC's Order No. 889 Standards of Conduct and, therefore, will be restricted from relating transmission reliability information to merchant employees of AEPSC (or any marketing affiliates). Indeed, as I mentioned above, all SPP employees are required to abide by the Standards of Conduct which are on file with the Commission.



Further Affiant sayeth not.

                            UNITED STATES OF AMERICA

                                   BEFORE THE

                      FEDERAL ENERGY REGULATORY COMMISSION





American Electric Power Company           )        Docket Nos. EC98-40-000,

   and                                             )          ER98-277-000, and

Central and South West Corporation        )        ER98-2786-000



State of ________          )

                           )

County of _____            )


                                  AFFIDAVIT OF

                                NICHOLAS A. BROWN


I, NICHOLAS A. BROWN, having first been duly sworn, do hereby depose and state that the foregoing Affidavit of Nicholas A. Brown was prepared by me or under my supervision and that the testimony given therein is true and correct to the best of my information and belief as of the date of this Affidavit.


                                                              ------------------

                                                              Nicholas A. Brown


Subscribed and sworn before me, a Notary

Public in and for said State and County, this

__ day of March, 2000.



---------------------

Notary Public

                             CERTIFICATE OF SERVICE

                  I hereby certify that I have this day served the foregoing document on each person designated on the official service list compiled by the Secretary in this proceeding.

                  Dated at Washington, D.C. this 31st day of March, 2000.


                                    ----------------------------------

                                              Steven J. Ross

                                              Steptoe & Johnson LLP

                                              1330 Connecticut Ave., N.W.

                                              Washington, D.C.  20036

                                              (202)  429-6279

INTERIM ENERGY SALES



         The Commission found that the Applicants' proposal to sell 250 MW of energy and related capacity from the Frontera unit and 300 MW of system energy in the Southwest Power Pool ("SPP") would offer reasonable and effective mitigation of any merger-related increase in Applicants' market power prior to the divestiture of the Frontera and the Northeastern generating facilities. Order at 27. The Commission directed the Applicants to file, prior to consummation of the merger, the terms and conditions under which the Applicants would propose to make the interim sales, including "substantive information about the 'market indicia' that will be used to determine replacement cost when the interim purchaser is unable to purchase replacement energy during a recall event." Order at 28. Only the 300 MW sale in the SPP is subject to recall by Applicants. Term sheets for the the SPP and Frontera interim sales, respectively, are attached.

         SPP INTERIM SALE

         The Applicants will offer to sell 300 MW of capacity and associated energy in the SPP on a financially firm basis. The minimum and maximum amounts of capacity the Applicants will sell to any one buyer are 50 MW and 150 MW, respectively. The energy price will be $14.00 for all hours. The successful bidders will be expected to pay a negotiated monthly charge for the right to take the energy to be sold. The initial sales will begin on May 15, 2000 and will continue for a term of 24 months.

         The Applicants may recall all or a portion of the energy to be sold when necessitated by the declaration of a generation emergency. Any such recall will be made only if necessary to maintain adequate power supply for the native load retail and firm power wholesale customers of the CSW operating companies and only after all alternatives to recall, such as cutting interruptible load, discontinuing non-firm energy sales and making purchases from third parties, have been exhausted. If the energy is recalled, the Applicants will compensate the purchaser for the purchaser's replacement cost. The replacement price shall be the actual prices the buyers pay to purchase substitute energy. If the buyers are unable to purchase substitute energy, the market price shall be equal to the published day ahead price for the Into Entergy market or as otherwise mutually agreed.

         The Applicants plan to issue the first solicitation for bids on the 300 MW interim energy sale on or before April 20, 2000 with the goal of executing final contracts no later than May 15, 2000. Applicants will contract only with those purchasers whose control of the energy to be sold will not cause HHI levels to violate the Commission's Appendix A screening criteria.

         ERCOT INTERIM SALE

         The Applicants will carry out their commitment to make interim energy sales out of the Frontera station by the already committed sale of 100 MW to the Lower Colorado River Authority ("LCRA") and the sale of 190 MW to one or more other counter-parties. When, in testimony filed in January 1999, the Applicants committed to sell 250 MW from the Frontera unit as a mitigation measure, the Frontera station was under construction. Frontera has a net summer rated capacity of 470 MW and consists of two nominal 165 MW gas turbine generators and a steam turbine generator. The gas turbines were placed in commercial operation in July

1999. The gas turbines were taken off line last fall to permit the construction of the steam turbine and are expected to be returned to service in April 2000.

         In ERCOT, load serving entities obtain transmission service ("planned capacity transmission service") for a calendar year by designating planned capacity resources to the ERCOT ISO by October 1 of the preceding calendar year. In the summer of 1999, CSW Energy (through its power marketing affiliate) began marketing Frontera capacity for use during the year 2000. These sales efforts were addressed to ERCOT load serving entities that were known to have year 2000 planned capacity needs and who planned to meet those needs through purchased power arrangements. CSW Energy canvassed the ERCOT market including investor-owned utilities, power marketers and those municipal and cooperative utilities known to have year 2000 planned capacity needs. The potential buyers that CSW Energy approached included the following:

         - Alfa/PEGI                          - Energy Transfer Group

         - Aquila                             - Garland Power and Light

         - Austin Energy                      - Lower Colorado River Authority

         - Brownsville (PUB)                  - LG&E Energy Marketing

         - Bryan Utilities                    - PECO

         - CFE                                - PG&E

         - City of Denton                     - Reliant Energy (Unregulated)

         - City Public Service (San Antonio)  - Reliant HL&P (Regulated)

         - Constellation                      - Sharyland

         - Coral Energy                       - Southern Energy Marketing

         - Duke                               - South Texas Electric Cooperative

         - Dynegy                             - Tenaska

         - Enron                              - Texas-New Mexico Power Company

         - Entergy                            - TXU

In addition, CSW Energy listed the Frontera capacity on the "New Generation Projects Under Development in ERCOT" section of the ERCOT ISO website. This list is intended to facilitate communication between generators, load serving entities and transmission providers. Several of the entities listed above contacted CSW Energy after viewing this website.

         As the result of this marketing effort, Frontera entered into a contract to sell 180 MW to Tenaska Power Services Co. through December 31, 2000 and a contract to sell 100 MW to LCRA for a term from March 16, 2000 to February 15, 2001. Under the LCRA contract, LCRA pays a price for energy that reflects the marginal operating cost of the Frontera station. The energy pricing is similar to the energy pricing specified in the term sheet for the 190 MW sale. LCRA also pays negotiated capacity charges for the right to take such energy and in the event that the Frontera plant is not available LCRA's capacity payment obligations are reduced. The energy is delivered to LCRA at the plant busbar.

         Applicants will offer to potential bidders an additional 190 MW of Frontera unit contigent capacity and the right to take all the energy associated with such capacity amount under arrangements that will leave Frontera no residual right to energy not scheduled for delivery. Energy will be sold to the purchaser at an energy price equal to the product of a heat rate of 7700 MMBTU/MWh times the Gas Daily Houston Ship Channel Midpoint price for the day of delivery plus $0.07/mmbtu plus a variable O&M charge of $2.25/MWH. In addition, the third party purchaser will pay a start charge and a negotiated monthly capacity charge.

         The Applicants anticipate they will begin to solicit bids for the 190 MW contract by April 20, 2000 and execute the agreement by May 15, 2000. The initial sales will begin on May 15, 2000 and continue to December 31, 2000. If by December 31, 2000 the Frontera Plant will not have been sold to meet the permanent mitigation provisions of the Commission's order, Frontera will enter into an additional sale consistent with the order of at least 190 MW for a period that will extend at least until the date of Frontera divestiture. Applicants will sell the 190 MW only to those purchasers whose control of the energy to be sold will not cause HHI levels to violate the Commission's Appendix A screening criteria.

                                 SPP ENERGY SALE

                                   OFFERED BY
                             AMERICAN ELECTRIC POWER
                        SERVICE CORPORATION, AS AGENT FOR
                     PUBLIC SERVICE COMPANY OF OKLAHOMA AND
                       SOUTHWESTERN ELECTRIC POWER COMPANY

DESCRIPTION                       This is a sale for resale of 300 MW of energy
                                  by Public Service Company of Oklahoma ("PSO") and Southwestern Electric Power Company
                                  ("SWEPCO") (PSO and SWEPCO are referred to below collectively as "Seller") to ___________
                                  ("Buyer"). Such sale will be made from the output of Seller's system generation resources. The minimum amount of capacity that will be sold to any one buyer shall be 50 MW.
                                  No buyer may purchase more than 150 MW of capacity and associated energy. BUYER MAY NOT
                                  RELY ON THE CAPACITY TO BE SOLD HEREUNDER TO
                                  MEET THE PLANNING RESERVE RESPONSIBILITY OF AN
                                  ENTITY SERVING LOAD IN THE SOUTHWEST POWER
                                  POOL ("SPP") AS PSO AND SWEPCO WILL CONTINUE
                                  TO COUNT ON SUCH CAPACITY TO MEET THEIR SPP
                                  PLANNING RESERVE OBLIGATIONS.

TERM The sale will begin on May 15, 2000. The contract will have a term of 24 months.

CAPACITY PRICING                  Respondents to this Offer shall bid Capacity
                                  Prices stated in $/KW-month for the right to take energy associated with the capacity to be purchased. Buyer bids $__________/KW-month for
                                  ____MW.

ENERGY PRICING                    All energy scheduled for delivery hereunder
                                  shall be priced at $14.00 for all hours.

RATE CHANGES                      The rates for capacity and energy shall be
                                  fixed rates that are not subject to change by Seller through a unilateral rate change filing with the Federal Energy Regulatory Commission
                                  ("FERC") pursuant to the Federal Power Act.
                                  Further, Buyer may not file a complaint with the FERC seeking a reduction in rates or any change in the other terms and conditions of sale pursuant to the Federal Power Act.

ENERGY SCHEDULE                   Energy will be available 7x24 and Buyer sale
                                  shall be obligated in each hour during the term of the sale to take the amount of energy purchased. Schedules will be in accordance with the scheduling rules of the Southwest
                                  Power Pool, or its successor as the OASIS operator for the region.

LIMITED RECALL RIGHTS             Seller may recall all or a portion of the
                                  energy to be sold when necessitated by the declaration of a generation emergency pursuant to SPP operating guides or the system operating agreement among PSO, SWEPCO and the other CSW operating companies, or similar agreement among the CSW operating companies or their successors in interest. Any such recall will be made only after cutting interruptible load, discontinuing non-firm energy sales and making energy purchases from third parties.
                                  If, as the result of such recall, the amount
                                  Seller scheduled or delivers in any hour is less than the Contract Quantity, then Seller shall pay Buyer an amount equal to: (i) the product of the amount (whether positive or negative), by which the "Replacement Purchase
                                  Price" differs from the Contract Price
                                  (Replacement Purchase Price minus Contract
                                  Price) and the amount by which the quantity delivered by the Seller is less than the hourly Contract Quantity; plus (ii) the amount of Transmission Charges, if any, for transmission service downstream of the delivery point, which the Buyer incurs to achieve the Replacement Purchase Price, less the reduction, if any, in Transmission Charges achieved as a result of the reduction in Seller's Schedule or delivery (based upon Buyer's reasonable commercial effort to achieve such reduction); plus (iii) costs, limited to Transmission Charges and broker fees caused by the Non-Performing Party's failure to perform. The Replacement Purchase
                                  Price is the actual price. In the event that Buyer is unable to purchase replacement energy, the replacement price shall be equal to the day ahead price published for the Into
                                  Entergy market or as otherwise mutually agreed by the parties. If the total amount calculated under this provision is less than zero, then neither Party shall pay damages to the other
                                  Party. Such damages shall not apply, however, if the failure to deliver is the result of a force majeure event. For the purposes of this provision, a force majeure event shall be an event that is beyond Seller's control that renders Seller unable to deliver the capacity and energy to the delivery point. Such force majeure events shall not include a recall.

DELIVERY POINT(S)                 Energy will be delivered at PSO's Northeastern
                                  station. Buyer and Seller may agree to an alternate delivery point or a bookout of the transaction.

TRANSMISSION                      Buyer shall obtain transmission service and
                                  any ancillary services required for
                                  transmission of the energy associated with the capacity purchased hereunder on the Seller's transmission system in accordance with the Southwest Power Pool Open Access Transmission
                                  Tariff (the "SPP OATT") . Buyer will be
                                  responsible for any transmission arrangements for delivery of such energy beyond the Seller's control area.

CONDITIONS
PRECEDENT                         Acceptance of any proposals pursuant to this
                                  offer is subject to review of and acceptance of such proposals by AEPSC. AEPSC shall select such proposals from creditworthy counter-parties as, in its judgment, provide maximum value to Seller from the sale of capacity that is offered hereunder. AEPSC must accept proposals for the purchase of all capacity and energy offered hereunder. Any transaction that may result from this offer is contingent upon a favorable credit review of the prospective purchaser by AEPSC. Any such transaction is also contingent upon: (1) negotiation of a definitive agreement that is acceptable to AEPSC and to filing with and acceptance of that agreement by the FERC; and (2) a determination by AEPSC that the sale to the prospective purchaser will not result in a violation of the FERC's Appendix A screening criteria relating to market concentration.

                               CAPACITY AND ENERGY

                                   OFFERED BY
                     FRONTERA GENERATION LIMITED PARTNERSHIP

DESCRIPTION                       This is a sale for resale of 190 MW of
                                  capacity and associated energy by Frontera
                                  Generation Limited Partnership ("Seller") to
                                  ___________ ("Buyer"). Such sale will be made from the output of Seller's 470 MW combined cycle generating plant located near Mission, Texas ("Frontera Plant"). BUYER SHALL NOT
                                  RESELL SUCH CAPACITY AND ENERGY FOR DELIVERY
                                  OUTSIDE OF THE ELECTRIC RELIABILITY COUNCIL OF
                                  TEXAS ("ERCOT").

TERM The initial sale will begin on May 15, 2000 and end December 31, 2000.

CAPACITY PRICING                  Respondents to this Offer shall bid Capacity
                                  Prices stated in $/kW-month for the right to take energy associated with the capacity to be purchased. Buyer bids $_________/kW-month for
                                  ____MW.

ENERGY TYPE                       ERCOT Interchange Energy Classification Type
                                  D-Unit Contingent

ENERGY PRICING                    All energy scheduled for delivery hereunder
                                  shall be priced as follows:

                                  1. Buyer shall pay to Seller monthly for energy delivered to the Point(s) of Delivery, an amount equal to the sum over every day of the month of the following daily amount: the product obtained by multiplying the sum of Fuel Cost ($/MWh) plus O&M Cost ($/MWh), all as defined below, times the quantity of energy (in MWh) delivered on that day. In addition, Buyer shall pay a start charge, as applicable.

                                  2. Definitions.

                                  "Fuel Cost," shall mean, for any Day, the product of (i) the Fuel Price ($/MMBtu) for such Day and (ii) Heat Rate (MMBtu/MWh)

                                  "Fuel Price," unless otherwise agreed to by the Parties, means the Midpoint, expressed in $/MMBtu, reported in Gas Daily under the heading "Houston Ship Channel," for the day the energy is delivered, plus $0.07/MMBtu. If a Midpoint is not reported for any day energy was to be delivered, the index used to determine the Fuel Price shall be the Midpoint, expressed in $/MMBtu, reported in Gas Daily under the heading "Houston Ship Channel," for delivery on the first day following the day the energy was delivered, plus $0.07/MMBtu.

                                  "Heat Rate" shall be 7700 MMBtu/MWh

                                  "O&M Cost" shall be $2.25/MWh

                                  "Start Charge" shall be 562 mmbtu times Fuel
                                  Price

RATE CHANGES                      Buyer may not file a complaint with the FERC
                                  seeking a reduction in rates or any change in the other terms and conditions of sale pursuant to the Federal Power Act or the Public Utility Commission of Texas pursuant to the Public Utility Regulatory Act of Texas.

ENERGY SCHEDULE                   Buyer will each day provide to Seller by 8:00
                                  AM Central Prevailing Time the schedule for delivery of the contract quantity during each hour of the following day. Schedules will be in accordance with the scheduling parameters of the AEP System Open Access Transmission
                                  Tariff (the "AEP OATT") and the scheduling rules of the ERCOT ISO.

REMEDY FOR
FAILURE TO DELIVER                If Seller fails to deliver all or any part of
                                  the energy sold hereunder, Seller shall pay
                                  Buyer an amount equal to the sum of (a) the positive difference, if any between the contract price of energy to be supplied by Seller and the market price for a corresponding amount of capacity and energy if purchased in a commercially reasonable manner,
                                  (b) any additional transmission costs incurred by Buyer in obtaining substitute energy, and
                                  (c) costs reasonably incurred by Buyer to purchase energy from an alternative source.
                                  Such damages shall not apply, however, if the failure to deliver is the result of a force majeure event. For the purposes of this provision, a force majeure event shall be an event that is beyond Seller's control that renders Seller unable to deliver the capacity and energy to the Delivery Point.

DELIVERY POINT                    Capacity and energy sold hereunder shall be
                                  delivered at the Frontera Plant busbar.

TRANSMISSION                      Buyer shall obtain transmission service and
                                  any ancillary services required for
                                  transmission of the energy associated with the capacity purchased hereunder on the AEP West system in accordance with the AEP OATT. Buyer will be responsible for any transmission arrangements for delivery of such energy beyond the control area of Central Power and Light Company and West Texas Utilities
                                  Company.

CONDITIONS
PRECEDENT                         Acceptance of any proposals pursuant to this
                                  offer is subject to Seller's review of such proposals. Seller shall select such proposal or proposals from creditworthy counter-parties as, in its judgment, provide maximum value to Seller from the sale of capacity that is offered hereunder. Seller must accept proposals for the purchase of all capacity and energy offered hereunder. Any transaction that may result from this offer is contingent upon a favorable credit review of the prospective purchaser by Seller. Any such transaction is also contingent upon: (1) negotiation of a definitive agreement that is acceptable to the Seller; and (2) a determination by Seller that the sale to the prospective purchaser will not result in violation of the FERC's Appendix A screening criteria relating to market concentration.